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                                                                     Exhibit 2.2

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                                                                  Conformed Copy

                              COMBINATION AGREEMENT

                                      AMONG

                                   AUTOLIV AB,

                           MORTON INTERNATIONAL, INC.,

                                  AUTOLIV, INC.

                                       AND

                              ASP MERGER SUB INC.


                          Dated as of November 25, 1996

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                                TABLE OF CONTENTS

                                    ARTICLE I
                                    THE MERGER.............................   3

Section 1.1    The Merger .................................................   3
Section 1.2    Effective Time; Closing ....................................   4
Section 1.3    Effect of the Merger .......................................   4
Section 1.4    Certificate of Incorporation; By-Laws; Corporate Name ......   4
Section 1.5    Directors and Officers of the Surviving Corporation ........   4

                                   ARTICLE II
                     CONVERSION OF SECURITIES IN THE MERGER................   5

Section 2.1    Conversion of Capital Stock ................................   5
Section 2.2    Exchange of Certificates ...................................   5
Section 2.3    Stock Transfer Books .......................................   9
Section 2.4    Employee/Director Stock Options ............................   9

                                   ARTICLE III
                              ADDITIONAL TRANSACTIONS......................  10

Section 3.1    The Exchange Offer .........................................  10
Section 3.2    Depositary .................................................  11
Section 3.3    Compulsory Acquisition .....................................  12
Section 3.4    Spinoff ....................................................  12

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF MORTON.............  12

Section 4.1    Organization and Qualification; Subsidiaries ...............  12
Section 4.2    Certificate of Incorporation and By-Laws ...................  13
Section 4.3    Capitalization .............................................  13
Section 4.4    Authority Relative to this Agreement .......................  14
Section 4.5    No Conflict; Required Filings and Consents .................  15
Section 4.6    Permits; Compliance ........................................  16
Section 4.7    SEC Filings; Financial Statements ..........................  17
Section 4.8    Absence of Certain Changes or Events .......................  18
Section 4.9    Employee Benefit Plans; Labor Matters ......................  19
Section 4.10   Tax Matters ................................................  23
Section 4.11   Contracts; Debt Instruments ................................  25
Section 4.12   Litigation .................................................  25
Section 4.13   Environmental Matters ......................................  26
Section 4.14   Trademarks, Patents and Copyrights .........................  27
Section 4.15   No Violation of Spinco Representations .....................  27


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Section 4.16   Rights Agreement ...........................................  27
Section 4.17   Opinion of Financial Advisor ...............................  28
Section 4.18   Brokers ....................................................  28

                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF AUTOLIV............  28

Section 5.1    Organization and Qualification; Subsidiaries ...............  28
Section 5.2    Corporate Organization Documents ...........................  29
Section 5.3    Capitalization .............................................  29
Section 5.4    Authority Relative to this Agreement .......................  29
Section 5.5    No Conflict; Required Filings and Consents .................  30
Section 5.6    Permits; Compliance ........................................  31
Section 5.7    Stock Exchange and SEC Filings; Financial Statements .......  31
Section 5.8    Absence of Certain Changes or Events .......................  32
Section 5.9    Employee Benefit Plans; Labor Matters ......................  33
Section 5.10   Tax Matters ................................................  37
Section 5.11   Contracts; Debt Instruments ................................  38
Section 5.12   Litigation .................................................  38
Section 5.13   Environmental Matters ......................................  39
Section 5.14   Trademarks, Patents and Copyrights .........................  39
Section 5.15   Opinions of Financial Advisors .............................  40
Section 5.16   Brokers ....................................................  40

                                   ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF NEWCO AND NEWCO SUB.......  40

Section 6.1    Organization and Qualification; Subsidiaries ...............  40
Section 6.2    Certificate of Incorporation and By-Laws ...................  41
Section 6.3    Capitalization .............................................  41
Section 6.4    Authority Relative to this Agreement .......................  42
Section 6.5    No Conflict ................................................  42
Section 6.6    No Activities ..............................................  42

                                   ARTICLE VII
                                    COVENANTS..............................  43

Section 7.1    Conduct of Business by Morton Pending the Closing ..........  43
Section 7.2    Conduct of Business by Autoliv Pending the Closing .........  46
Section 7.3    Cooperation; Liaison Committee .............................  49
Section 7.4    Notices of Certain Events ..................................  49


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                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS........................  50

Section 8.1    Registration Statements ....................................  50
Section 8.2    Stockholders' Meetings .....................................  53
Section 8.3    Access to Information; Confidentiality .....................  54
Section 8.4    No Solicitation of Transactions ............................  55
Section 8.5    Employee Benefits Matters ..................................  57
Section 8.6    Directors' and Officers' Indemnification and Insurance .....  57
Section 8.7    Affiliate Letters ..........................................  59
Section 8.8    Letters of Accountants .....................................  60
Section 8.9    Further Action; Consents; Filings ..........................  60
Section 8.10   Newco Organization .........................................  62
Section 8.11   Depositary Facility for Newco Common Stock .................  63
Section 8.12   Plan of Reorganization .....................................  63
Section 8.13   Ancillary Agreements .......................................  64
Section 8.14   Year-End Financial Statements ..............................  64
Section 8.15   Public Announcements .......................................  65
Section 8.16   Obligations of Newco Sub. ..................................  65
Section 8.17   Stock Exchange Listings and De-listings ....................  65
Section 8.18   Maintenance of Certain Facilities; Corporate Headquarters ..  66
Section 8.19   Cancellation of Newco Common Stock Owned by Autoliv and Morton66
Section 8.20   Delivery of Tax Certificates ...............................  66
Section 8.21   Safety Credit Agreement ....................................  66
Section 8.22   Post-Closing Transactions ..................................  66

                                   ARTICLE IX
                         CONDITIONS TO THE TRANSACTIONS....................  67

Section 9.1    Conditions to the Obligations of Each Party to Consummate
                  the Transactions.........................................  67
Section 9.2    Conditions to the Obligations of Morton ....................  69
Section 9.3    Conditions to the Obligations of Autoliv ...................  70

                                    ARTICLE X
                         TERMINATION, AMENDMENT AND WAIVER.................  71

Section 10.1   Termination ................................................  71
Section 10.2   Effect of Termination ......................................  74
Section 10.3   Amendment ..................................................  74
Section 10.4   Waiver .....................................................  74
Section 10.5   Expenses ...................................................  75


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                                   ARTICLE XI
                                GENERAL PROVISIONS.........................  77

Section 11.1   Non Survival of Representations, Warranties and Agreements .  77
Section 11.2   Notices ....................................................  77
Section 11.3   Certain Definitions ........................................  78
Section 11.4   Severability ...............................................  80
Section 11.5   Assignment; Binding Effect; Benefit ........................  80
Section 11.6   Schedules, Annexes and Exhibits ............................  80
Section 11.7   Specific Performance .......................................  80
Section 11.8   Governing Law ..............................................  81
Section 11.9   Submission to Jurisdiction; Venue ..........................  81
Section 11.10  Headings ...................................................  81
Section 11.11  Counterparts ...............................................  82
Section 11.12  Entire Agreement ...........................................  82

ANNEX A         Employee Benefits

Exhibit A       Form of Distribution Agreement
Exhibit B       Form of Certificate of Incorporation of Surviving Corporation
Exhibit C       Form of Morton Affiliate Letter
Exhibit D       Form of Autoliv Affiliate Letter

Schedule A      Morton Disclosure Schedule
Schedule B      Autoliv Disclosure Schedule


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                INDEX OF DEFINED TERMS FOR COMBINATION AGREEMENT

Defined Term                                          Section
------------                                          -------
ADSs                                                  Recitals
Affiliate                                             8.7(a)
affiliate                                             11.3(a)
Agreement                                             Recitals
Ancillary Agreements                                  Recitals
Autoliv                                               Recitals
Autoliv Authorized Agent                              11.9
Autoliv Disclosure Schedule                           5.9(a)
Autoliv ERISA Affiliate                               5.9(a)
Autoliv Foreign Benefit Plan                          5.9(n)
Autoliv Material Adverse Effect                       5.1
Autoliv Permits                                       5.6
Autoliv Plans                                         5.9(a)
Autoliv Reports                                       5.7(a)
Autoliv Securities                                    Recitals
Autoliv Shares                                        Recitals
Autoliv Tax Certificate                               9.1(g)(ii)(B)
Autoliv Transaction                                   Recitals
beneficial owner                                      11.3(b)
Blackstone                                            5.15
Blue Sky Laws                                         4.5(b)
business day                                          11.3 (c)
CERCLA                                                4.13(d)


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Defined Term                                          Section
------------                                          -------
Certificates                                          2.2(a)
Code                                                  Recitals
Competing Transaction                                 8.4(d)
Confidentiality Agreements                            8.3(b)
Contracting Subsidiary                                4.4
control                                               11.3(d)
controlled by                                         11.3(d)
Costs                                                 8.6 (d)
Delaware Certificate of Merger                        1.2
Delaware Law                                          Recitals
Depositary                                            3.2
Distribution Agreement                                Recitals
Effective Time                                        1.2
Employee Benefits Allocation Agreement                Recitals
Enskilda                                              5.15
Environmental Laws                                    4.13(d)
Environmental Permits                                 4.13(d)
Exchange Act                                          4.5 (b)
Exchange Agent                                        2.2(a)
Exchange Fund                                         2.2(a)
Exchange Offer                                        Recitals
Exchange Offer Commencement Date                      3.1(a)
Exchange Offer Conditions                             3.1(a)
Exchange Offer Ratio                                  3.1(a)
Exchange Ratio                                        2.1(a)


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Defined Term                                          Section
------------                                          -------
Executive Management Committee                        8.10(b)
Expenses                                              10.5(b)
Expiration Date                                       3.1(a)
FSA                                                   3.1(b)
Goldman Sachs                                         4.17
Governmental Entity                                   4.5(b)
Hazardous Materials                                   4.13(d)
HSR Act                                               4.5 (b)
Indemnified Parties                                   8.6(d)
Indiana Articles of Merger                            1.2
Indiana Law                                           Recitals
International Prospectus                              5.15
knowledge                                             11.3(e)
Law                                                   4.5(a)
Liaison Committee                                     7.3(b)
Merger                                                Recitals
Minimum Condition                                     3.1(a)
Morton                                                Recitals
Morton Disclosure Schedule                            4.3
Morton ERISA Affiliate                                4.9(a)
Morton Foreign Benefit Plan                           4.9(n)
Morton Material Adverse Effect                        4.1
Morton Material Contract                              4.11
Morton Option Plan                                    2.4
Morton Options                                        2.4


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Defined Term                                          Section
------------                                          -------
Morton Permits                                        4.6
Morton Plans                                          4.9(a)
Morton Preferred Stock                                4.3
Morton SEC Reports                                    4.7(a)
Morton Shares                                         Recitals
Morton Stockholder Approval Condition                 3.1(a)
Morton Stockholders' Meeting                          8.1(a)
Morton Tax Certificate                                9.1(g)(ii)(A)
Newco                                                 Recitals
Newco Common Stock                                    Recitals
Newco Option Plan                                     2.4
Newco Sub                                             Recitals
Newco Sub Common Stock                                6.3(b)
Newco Registration Statement                          8.1(a)
Newco Tax Certificate                                 9.1(g)(ii)(A)
NYSE                                                  2.2(e)
Order                                                 8.9(b)(ii)
PBGC                                                  4.9(c)
person                                                11.3(f)
Proxy/Prospectus                                      8.1(a)
Registration Statements                               8.1(a)
Registration Statement Effective Date                 8.1(a)
Regulations                                           Recitals
Representatives                                       8.3(a)(i)
Retained Business                                     4.1


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Defined Term                                          Section
------------                                          -------
Retained Business Balance Sheet                       4.7(c)
Retained Business Intellectual Property               4.14
Retained Debt                                         7.1(e)(ii)
Retained Morton Subsidiaries                          4.1
Rights                                                4.16
Rights Agreement                                      4.3
SDRs                                                  Recitals
SEC                                                   2.4
Securities Act                                        4.5 (b)
Skadden LLP                                           9.1(g)(ii)(B)
SPD                                                   4.9 (b)
Spinco                                                Recitals
Spinco Common Stock                                   Recitals
Spinco Registration Statement                         8.1(a)
Spinoff                                               Recitals
SSE                                                   3.1(b)
subsidiaries                                          11.3(g)
subsidiary                                            11.3(g)
Surviving Corporation                                 1.1
Swedish Prospectus                                    3.1(b)
Tax Return                                            4.10(b)
Tax Sharing Agreement                                 Recitals
Taxes                                                 4.10(b)
Terminating Autoliv Breach                            10.1(h)
Terminating Morton Breach                             10.1(g)


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Defined Term                                          Section
------------                                          -------
Third Party Provisions                                11.5
Third-Party Transaction                               8.4(c)
Transactions                                          Recitals
under common control with                             11.3(d)
U.S. Offer to Purchase                                8.1(a)
Wachtell                                              9.1(g)(ii)(A)


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                              COMBINATION AGREEMENT

            COMBINATION AGREEMENT, dated as of November 25, 1996 (this "Agreement"), by and among Autoliv AB, a corporation organized under the laws of the Kingdom of Sweden ("Autoliv"), Morton International, Inc., an Indiana corporation ("Morton"), Autoliv, Inc., a newly formed Delaware corporation ("Newco"), and ASP Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Newco ("Newco Sub").

            WHEREAS, Autoliv and Morton have entered into a non-binding letter of intent, dated September 30, 1996, providing for, among other things, the creation of a new holding company, Newco, to combine Autoliv and the automotive safety products business of Morton and in which the shareholders of Autoliv and Morton would receive an equity interest of 53.5% and 46.5%, respectively;

            WHEREAS, the Boards of Directors of Autoliv and Morton have determined that it is in the best interests of their respective companies and stockholders to combine Autoliv with Morton's automotive safety products businesses in a "merger of equals" transaction to be effected as set forth in this Agreement, and the boards of directors of Newco and Newco Sub have determined that it is also in the respective best interests of their companies and stockholders to consummate the transactions contemplated by this Agreement;

            WHEREAS, the Board of Directors of Morton has approved a Distribution Agreement in the form attached hereto as Exhibit A (the "Distribution Agreement"), which will be entered into prior to the Effective Time (as defined in Section 1.2), pursuant to which and subject to the terms of which (a) all of the assets of Morton other than the Safety Assets (as defined in the Distribution Agreement), together with a capital contribution or repayment in cash of intercompany indebtedness in the aggregate amount of $750,000,000, and the Safety Supplemental Distribution (as defined in the Distribution Agreement), subject to adjustment in accordance with Section 2.10(b) of the Distribution Agreement, will be contributed or paid by Morton to a newly formed, wholly owned subsidiary of Morton ("Spinco") or a subsidiary of Spinco, (b) all of the liabilities of Morton other than the Safety Liabilities (as defined in the Distribution Agreement) will be assumed by Spinco, (c) all of the issued and outstanding shares of common stock, par value $1 per share, of Spinco (the "Spinco Common Stock"), including associated preferred share purchase rights of Spinco, will be distributed (the "Spinoff") to the holders of common stock, par value $1 per share, of Morton (the "Morton Shares"), and (d) Morton will be divested of all of its businesses and operations other than those included in the Safety Business (as defined in the Distribution Agreement), including, without limitation, the Adhesives & Chemical Specialties Group, the Coatings Group, the Electronic Materials Group, the Salt Group and the Corporate Operations (as defined in the Distribution Agreement);

            WHEREAS, upon the terms and subject to the conditions of this Agreement, (i) Newco will acquire pursuant to an exchange offer (the "Exchange Offer") and, if necessary, through compulsory acquisition proceedings in accordance with the Swedish Companies Act or otherwise (collectively, the "Autoliv Transaction"), all the issued and outstanding Common Shares, par value SEK 10 per share, of Autoliv (the "Autoliv Shares") and American Depositary Shares, each representing one Autoliv Share (the "ADSs" and, collectively with the Autoliv Shares, the "Autoliv Securities") and (ii) Newco will acquire, pursuant to the merger (the "Merger", and together with the Autoliv Transaction, the "Transactions") of Newco Sub with and into Morton in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and the Indiana Business Corporation Law (the "Indiana Law"), all the issued and outstanding Morton Shares;

            WHEREAS, (a) as a result of the Transactions, Autoliv and Morton will become, directly or indirectly, wholly owned subsidiaries of Newco, and (b) the holders of Autoliv Securities (other than Autoliv Securities acquired through compulsory acquisition proceedings or as otherwise described herein) and Morton
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Shares will receive either (i) newly issued shares of Common Stock, par value $.01 per share, of Newco (the "Newco Common Stock") or (ii) if deemed appropriate by Autoliv, in the case of certain holders of Autoliv Shares, Swedish Depositary Receipts ("SDRs"), each SDR evidencing one share of Newco Common Stock;

            WHEREAS, as set forth in Section 8.13 hereof, as a condition to and in consideration of the transactions contemplated hereby and by the Distribution Agreement, Morton, Spinco and certain other parties are entering or will enter into (a) a Tax Sharing Agreement in the form attached as Exhibit D to the Distribution Agreement (the "Tax Sharing Agreement"), (b) an Employee Benefits Allocation Agreement in the form attached as Exhibit A to the Distribution Agreement (the "Employee Benefits Allocation Agreement" and, together with the Distribution Agreement and the Tax Sharing Agreement, here after collectively referred to as the "Ancillary Agreements");

            WHEREAS, for United States federal income tax purposes, the Spinoff is intended to qualify as a tax-free distribution under the provisions of Sections 355 and 368(a)(1)(D) of the United States Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations (the "Regulations") thereunder, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code and Regulations thereunder, and the Exchange Offer, together with the Merger, is intended to qualify as a transfer of property described in Section 351(a) of the Code and Regulations thereunder, and it is further intended that, for Swedish income tax purposes, none of Newco, Autoliv or the Autoliv stockholders (with certain exceptions) will recognize taxable income or gain as a result of the Exchange Offer;

            WHEREAS, the Board of Directors of Autoliv has approved the Autoliv Transaction and recommended that all the stockholders of Autoliv tender their Autoliv Securities into the Exchange Offer;

            WHEREAS, the Board of Directors of Morton has adopted this Agreement and approved the Spinoff and recommended that the stockholders of Morton vote to approve this Agreement, the Merger and the transactions contemplated by the Distribution Agreement upon the terms and subject to the conditions contained herein and therein; and

            WHEREAS, this Agreement has been approved by the Boards of Directors of Newco and Newco Sub, adopted by Autoliv and Morton as the sole stockholders of Newco, and adopted by Newco as sole stockholder of Newco Sub in accordance with the Delaware Law.

            NOW THEREFORE, in consideration of the foregoing and the Ancillary Agreements and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            Section 1.1 The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 10.1, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the Delaware Law and Section 23-1-40-7 of the Indiana Law, at the Effective Time Newco Sub shall be merged with and into Morton. As a result of the Merger, the separate corporate existence of Newco Sub shall cease and Morton shall be the surviving corporation of the Merger (the "Surviving Corporation").


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            Section 1.2 Effective Time; Closing. Provided that this Agreement shall not have been terminated in accordance with Section 10.1, as promptly as practicable after the Spinoff and satisfaction or, if permissible and effected as provided in Section 10.4, waiver of the Exchange Offer Conditions (as hereinafter defined) (or such other date as may be agreed to in writing by Autoliv and Morton), and substantially contemporaneously with the purchase of Autoliv Securities by Newco pursuant to the Autoliv Transaction, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with,
Section 252 of the Delaware Law, and articles of merger (the "Indiana Articles of Merger") with the Secretary of State of the State of Indiana in such form as required by, and executed in accordance with, Section 23-1-40-5 of the Indiana Law. The Merger shall become effective upon the date (the "Effective Time") on which the Delaware Certificate of Merger and the Indiana Articles of Merger have been duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana, respectively, or at such later date or time as set forth therein.

            Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Delaware Law and the Indiana Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Retained Business (as defined in Section 4.1) and Newco Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Retained Business and Newco Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            Section 1.4 Certificate of Incorporation; By-Laws; Corporate Name. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in the form attached hereto as Exhibit B with such changes between the date hereof and the Effective Time as agreed to by the parties hereto, and (b) the By-laws of Newco Sub, as in effect immediately prior to the Effective Time, shall become the By-laws of the Surviving Corporation.

            Section 1.5 Directors and Officers of the Surviving Corporation. (a) The directors of Newco Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws and (b) the officers of Morton at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                                   ARTICLE II

                     CONVERSION OF SECURITIES IN THE MERGER

            Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Morton, Newco Sub, Newco or the holders of any Morton Shares:

                  (a) each Morton Share issued and outstanding immediately prior to the Effective Time (other than any Morton Shares to be cancelled pursuant to Section 2.1(b)) shall be converted, subject to Section 2.2(e), into the right to receive a number of shares (the "Exchange Ratio") of Newco Common Stock equal to the quotient, rounded to the nearest thousandth, or if there shall not be a nearest thousandth, the next highest thousandth, of (i) 47,803,738 divided by
(ii) the number of Morton Shares issued and outstanding


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immediately prior to the Effective Time (other than any Morton Shares to be cancelled pursuant to Section 2.1(b));

                  (b) each Morton Share held in the treasury of Morton and each Morton Share owned by Autoliv or any direct or indirect wholly owned subsidiary of Autoliv or of Morton shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

                  (c) each issued and outstanding share of common stock, par value $.01 per share, of Newco Sub shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            Section 2.2 Exchange of Certificates.

                  (a) Exchange Agent. Newco shall deposit, or shall cause to be deposited, promptly after the Effective Time with a bank trust company designated by Morton and reasonably satisfactory to Autoliv (the "Exchange Agent"), for the benefit of the holders of certificates that immediately prior to the Effective Time represented outstanding Morton Shares (the "Certificates"), for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Newco Common Stock issuable pursuant to Section 2.1(a) (such certificates for shares of Newco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). Newco shall give the Exchange Agent irrevocable instructions to deliver the shares of Newco Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund as promptly as practicable after the Effective Time. Except as contemplated by
Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose. Newco shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates for certificates representing shares of Newco Common Stock and cash as contemplated hereby.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each registered holder of a Certificate (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for exchange, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newco Common Stock that such holder has the right to receive in respect of such Certificate (after taking into account all Morton Shares then held by such holder), a check in the amount of any cash in lieu of any fractional shares of Newco Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Morton Shares that is not registered in the transfer records of Morton, a certificate representing the proper number of shares of Newco Common Stock, cash in lieu of any fractional shares of Newco Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) may be issued to a transferee if the Certificate representing such Morton Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a certificate or certificates representing shares of Newco Common Stock, cash in lieu of any fractional shares of Newco Common

Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(c).

                  (c) Distributions with Respect to Unexchanged Newco Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to
Section 2.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 4.5(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Newco Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore declared or made with respect to such whole shares of Newco Common Stock but unpaid because of such holder's failure to surrender such Certificate, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Newco Common Stock.

                  (d) No Further Rights in Morton Shares. All shares of Newco Common Stock issued upon conversion of the Morton Shares in accordance with the terms hereof (and any cash paid pursuant to Section 2.2(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Morton Shares.

                  (e) No Fractional Shares. No certificates or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Newco. Each holder of a fractional share interest shall be paid an amount in cash representing the product of (i) such fractional amount and (ii) the average for each of the first five trading days beginning immediately following the Effective Time of the average of the daily high and low trading prices on the New York Stock Exchange, Inc. ("NYSE") of Newco Common Stock. As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Morton Shares in lieu of any fractional shares of Newco Common Stock, Newco shall deposit an estimate of such amount into the Exchange Fund, and the Exchange Agent shall make available such amounts to such former holders of Morton Shares without interest. For purposes of paying such cash in lieu of fractional shares, all Certificates surrendered for exchange on the same letter of transmittal shall be aggregated, with the holder thereof receiving the aggregate whole number of shares of Newco Common Stock, and no Morton stockholder will receive cash in lieu of fractional shares in an amount equal to or greater than the value of one full share of Newco Common Stock with respect to such surrendered Certificates. As necessary to provide sufficient funds to make the payments in lieu of fractional shares described in this paragraph, Newco shall deposit additional funds into the Exchange Fund so that the Exchange Agent may promptly deliver such funds to the former holders of Morton Shares.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former holders of Morton Shares for six months after the Effective Time shall be delivered to Newco, upon demand, and any holders of Certificates shall thereafter look only to Newco for Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to the Newco Common Stock to which they are entitled pursuant to
Section 2.2(c). Neither Newco nor the Surviving Corporation shall be liable to any holder of Morton Shares for any shares of Newco Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (g) Withholding Rights. Each of the Surviving Corporation and Newco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Morton Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Newco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Morton Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Newco, as the case may be.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

            Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of Morton shall be closed and there shall be no further registration of transfers of Morton Shares thereafter on the records of Morton. From and after the Effective Time, the holders of Certificates representing Morton Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Morton Shares represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Newco for any reason shall be converted into shares of Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

            Section 2.4 Employee/Director Stock Options. Morton and Newco shall cooperate and take all action necessary (including obtaining the consent of the holders of options to acquire Morton Shares pursuant to the Morton International, Inc. 1989 Incentive Plan or any predecessor thereof (such options, the "Morton Options" and such plan, the "Morton Option Plan"), if required, and, if deemed necessary or appropriate, seeking a "no-action" letter or interpretive advice from the Securities and Exchange Commission (the "SEC") to amend (if necessary) the Morton Option Plan and to adopt an option plan of Newco (the "Newco Option Plan")) so that as of the Effective Time, each Morton Option which is outstanding and not exercised prior to the Effective Time and which is held by a Company Individual (as defined in the Employee Benefits Allocation Agreement) shall, without any action on the part of the holder thereof, be converted into an option to purchase shares of Newco Common Stock, the number of shares of Newco Common Stock subject to, and the exercise price of such option to be determined in accordance with, the requirements of Section 424 of the Code and the regulations promulgated thereunder, based upon (a) the average of the daily high and low trading prices on the NYSE for the Morton Shares for each of the last five trading days prior to the earlier of the Effective Time and the Distribution Date (as defined in the Distribution Agreement) (unless, prior thereto, the Morton Shares trade ex-dividend with respect to either or both the Spinoff and the Merger, in which case the average shall be based on such prices for each of the last five trading days prior to the date on which the Morton Shares trade on the NYSE ex-dividend with respect to either such transaction) and (b) the average of the high and low trading prices on the NYSE for the Newco Common Stock for each of the first five trading days following the Effective Time on which the Newco Common Stock is traded regular way on the NYSE, such option to be subject to substantially similar terms and conditions as in effect prior to the conversion, including, without limitation, to the extent such option to purchase Morton Shares is exercisable as of the Effective Time, such option to purchase shares of Newco Common Stock shall be immediately exercisable to the same extent. The exercise price of any such option shall be rounded to the nearest $.01; the number of shares subject to any such option shall be rounded to the nearest share. Any related limited stock appreciation rights or supplemental cash payment rights held by Company Individuals shall be adjusted in a consistent manner and shall be assumed by, and become the responsibility of, Newco. Morton Options held by New Morton Individuals (as defined in the Employee Benefits Allocation Agreement) shall be adjusted at or prior to the Effective Time to become options to acquire Spinco Common Stock pursuant to the terms of the Employee Benefits Allocation Agreement.

                                   ARTICLE III

                             ADDITIONAL TRANSACTIONS

            Section 3.1 The Exchange Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, Newco shall commence the Exchange Offer on or as soon as practicable after the Registration Statement Effective Date (the "Exchange Offer Commencement Date") as contemplated by the U.S. Offer to Purchase and the Swedish Prospectus (each as hereinafter defined) and otherwise in accordance with applicable Laws. Pursuant to the Exchange Offer,
(i) Newco shall offer to exchange for each Autoliv Share, subject to the conditions set forth below, one share of Newco Common Stock or, if deemed appropriate by Newco, one SDR and (ii) Newco shall offer to exchange for each ADS, subject to the conditions set forth below, one share of Newco Common Stock (the "Exchange Offer Ratio"). The obligation of Newco to exchange Newco Common Stock for Autoliv Securities tendered pursuant to the Exchange Offer shall be subject only to this Agreement not having been terminated pursuant to Section
10.1 and the satisfaction or waiver, if permissible and effected as provided in
Section 10.4, of (i) the condition that a number of Autoliv Securities representing more than 90% of the number of shares and voting power of the then outstanding Autoliv Securities shall have been validly tendered and not withdrawn prior to the expiration of the Exchange Offer (the "Minimum Condition"), (ii) the condition that this Agreement and the transactions contemplated by the Distribution Agreement shall have been approved by the holders of a majority of the issued and outstanding Morton Shares in accordance with the Indiana Law and Morton's Restated Articles of Incorporation and By-Laws (the "Morton Stockholder Approval Condition") and (iii) the other conditions set forth in Article IX of this Agreement occurring prior to, or substantially contemporaneously with, the Effective Time (together with the Minimum Condition and the Morton Stockholder Approval Condition, the "Exchange Offer Conditions"). The initial expiration date of the Exchange Offer shall be the date which is 20 business days after the Exchange Offer Commencement Date (such date, as it may be extended from time to time as hereinafter provided, the "Expiration Date"). If on the initial scheduled Expiration Date all the Exchange Offer Conditions shall not have been satisfied and this Agreement shall not have been terminated in accordance with Section 10.1, Newco shall, unless Morton and Autoliv otherwise agree, extend the Expiration Date from time to time thereafter until such time as all of the Exchange Offer Conditions have been satisfied; provided, however, that unless a Third-Party Transaction involving Autoliv has theretofore been proposed, neither party shall unreasonably object if the other party determines not to extend the Expiration Date if the Minimum Condition has not been satisfied at such time following (i) the date of the Morton Stockholders' Meeting and (ii) the satisfaction of the conditions set forth in Section 9.1(e),
(f) and (g)(i). Subject only to the conditions set forth above and applicable Law, Newco shall accept for exchange and shall exchange all Autoliv Securities validly tendered and not withdrawn pursuant to the terms of the Exchange Offer at the earliest practicable time following the Expiration Date.

                  (b) Prior to or substantially contemporaneously with the Exchange Offer Commencement Date, Newco shall file a Swedish language prospectus (the "Swedish Prospectus") with the Stockholm Stock Exchange (the "SSE") or with the Financial Supervisory Authority (the "FSA"), as required by the Laws of Sweden.

            Section 3.2 Depositary. Newco shall appoint a bank or trust company designated by Autoliv and reasonably satisfactory to Morton to act as depositary for the Exchange Offer (the "Depositary").

            Section 3.3 Compulsory Acquisition.

                  (a) As soon as practicable after the Effective Time, assuming that the Minimum Condition has been satisfied and not waived, Newco shall take or cause to be taken (through a Swedish subsidiary), unless the parties mutually agree that there is a more effective method of achieving the objectives described in this Section 3.3 (in which case such method shall be used), all actions necessary and proper under the Swedish Companies Act to commence a process leading to a compulsory acquisition under the Swedish Companies Act to acquire all the issued and outstanding Autoliv Securities not acquired by Newco pursuant to the Exchange Offer or otherwise.

                  (b) In the event of consummation of the Transactions following the waiver of the Minimum Condition effected as provided in Section 10.4, Newco shall, as promptly as practicable following the Effective Time, conduct, directly or indirectly, such other offers (including, without limitation, pursuant to open market purchases) as are necessary to obtain, when aggregated with the number of shares and voting power of Autoliv Securities already owned by it, more than 90% of the number of shares and voting power of the then outstanding Autoliv Securities. Thereafter, Newco shall take the actions described in Section 3.3(a).

            Section 3.4 Spinoff. Subject to Section 3.03 of the Distribution Agreement, Morton shall use reasonable efforts to consummate as promptly as reasonably practicable the transactions provided for in the Distribution Agreement, including, without limitation, the Spinoff.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MORTON

            Morton hereby represents and warrants to Autoliv that:

            Section 4.1 Organization and Qualification; Subsidiaries. Each of Morton and each subsidiary of Morton that will be owned, directly or indirectly, by Newco following the Spinoff (the "Retained Morton Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Morton Material Adverse Effect (defined below). Each of Morton and the Retained Morton Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Morton Material Adverse Effect. For purposes of this Agreement, "Morton Material Adverse Effect" means any change in or effect on the business that will be retained by Morton and the Retained Morton Subsidiaries following the Spinoff (the "Retained Business"), after giving effect to the Transactions and the provisions of the Distribution Agreement and the other Ancillary Agreements, that is, or is reasonably likely to be, materially adverse to the business, properties, financial condition or results of operations of the Retained Business taken as a whole.

            Section 4.2 Certificate of Incorporation and By-Laws. The copies of Morton's Restated Articles of Incorporation and By-Laws that are set forth as exhibits to Morton's Form 10-K for the year ended June 30, 1996 are complete and correct copies thereof. Such Restated Articles of Incorporation and By-Laws are in full force and effect. Morton is not in violation of any of the provisions of its Restated Articles of Incorporation or By-Laws. Morton has heretofore delivered or made available to Autoliv accurate and complete copies of the certificates of incorporation and by-laws or equivalent organizational documents as currently in effect of each of the Retained Morton Subsidiaries.

            Section 4.3 Capitalization. The authorized capital stock of Morton consists of (a) 300,000,000 Morton Shares and (b) 25,000,000 shares of preferred stock, par value $1.00 per share. As of October 31, 1996 (i) 142,636,930 Morton Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 6,348,999 Morton Shares were reserved for issuance upon exercise of outstanding stock options granted pursuant to the Morton Option Plan and (iii) 600,000 shares of Morton Series A Junior Participating Preferred Stock ("Morton Preferred Stock") were reserved for issuance under the Rights Agreement (the "Rights Agreement") dated as of June 12, 1989 between Morton and the First National Bank of Chicago, as amended on January 24, 1991 and as further amended on August 11, 1994, and November 22, 1996, as more fully described below. As of the date of this Agreement, no shares of Morton Preferred Stock are issued and outstanding. Except for the options granted or rights issued pursuant to the Morton Option Plan, the Rights Agreement or pursuant to agreements or arrangements described in Section 4.3 of the Disclosure Schedule delivered by Morton to Autoliv prior to the execution of (and forming part of) this Agreement (the "Morton Disclosure Schedule"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Morton is a party or by which Morton is bound relating to the issued or unissued capital stock of Morton or any Retained Morton Subsidiary or obligating Morton or any Retained Morton Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Morton or any Retained Morton Subsidiary. All Morton Shares subject to issuance as aforesaid upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Morton Disclosure Schedule, there are no outstanding contractual obligations of Morton or any Retained Morton Subsidiary to repurchase, redeem or otherwise acquire any Morton Shares or any capital stock of any Retained Morton Subsidiary. Each outstanding share of capital stock of each Retained Morton Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share of a Retained Morton Subsidiary owned by Morton or another Retained Morton Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Morton's or such other Retained Morton Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except in connection with the Retained Debt (as defined below) or where failure to own such shares free and clear would not, individually or in the aggregate, have a Morton Material Adverse Effect. Except as set forth in
Section 4.3 of the Morton Disclosure Schedule, there are no material outstanding contractual obligations of Morton or any Retained Morton Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Retained Morton Subsidiary or any other person with respect to the Retained Business, other than guarantees by Morton of any indebtedness of any Retained Morton Subsidiary.

            Section 4.4 Authority Relative to this Agreement. Each of Morton and each subsidiary of Morton which is a party to any of the Ancillary Agreements (each such subsidiary, a "Contracting Subsidiary") has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary

Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions (including, without limitation, the Transactions) contemplated herein and therein (but only to the extent it is a party thereto). The execution and delivery of this Agreement by Morton have been, and the execution and delivery of the Ancillary Agreements by Morton and each Contracting Subsidiary (to the extent it is a party thereto) will be, and the consummation of the transactions contemplated hereby and thereby have been or will be, duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Morton or any Contracting Subsidiary (to the extent it is a party thereto) are necessary to authorize this Agreement or to consummate such transactions (other than (a) the approval of this Agreement, the Merger and the transactions contemplated by the Distribution Agreement by the affirmative vote of the stockholders of Morton holding a majority of the issued and outstanding Morton Shares and (b) actions to be taken by the Boards of Directors of Morton and certain Contracting Subsidiaries in connection with the matters contemplated by the Ancillary Agreements, which actions described in clause (b) above will be duly and validly taken prior to the Effective Time). This Agreement has been, and each of the Ancillary Agreements will be, prior to the Effective Time, duly authorized and validly executed and delivered by Morton and each Contracting Subsidiary (to the extent it is a party thereto) and constitutes, or will constitute, the legal, valid and binding obligation of Morton and each Contracting Subsidiary (to the extent it is a party thereto), enforceable against Morton and each Contracting Subsidiary (to the extent it is a party thereto) in accordance with its terms. Morton has taken all appropriate actions so that the restrictions on business combinations contained in Section 23-1-43-18 of the Indiana Law and Article Eighth of the Morton Restated Articles of Incorporation will not apply with respect to or as a result of the Transactions.

            Section 4.5 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement do not, and the execution and delivery at or prior to the time of the Spinoff of the Ancillary Agreements by Morton and each Contracting Subsidiary (to the extent it is a party thereto) will not, and the performance of this Agreement and the Ancillary Agreements by Morton and each Contracting Subsidiary (to the extent it is a party thereto) will not, (i) conflict with or violate any provision of the articles of incorporation or by-laws of Morton or any Contracting Subsidiary,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any foreign or domestic law, statute, European Union legislation or Directive, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to Morton or any Contracting Subsidiary or by which any property or asset of Morton or any Contracting Subsidiary is bound or affected, or (iii) except as set forth in
Section 4.5(a) of the Morton Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Morton or any Contracting Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would neither, individually or in the aggregate, (A) have a Morton Material Adverse Effect nor
(B) prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Morton or any Contracting Subsidiary (to the extent it is a party thereto).

                  (b) The execution and delivery of this Agreement do not, and the execution and delivery of the Ancillary Agreements by Morton and each Contracting Subsidiary (to the extent it is a party thereto) will not, and the performance of this Agreement and the Ancillary Agreements by Morton and each Contracting Subsidiary (to the extent it is a party thereto) will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the

Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the NYSE, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), the filing of notifications in accordance with the antitrust laws of Sweden, Germany and Belgium, filing and recordation of the Certificate of Merger and Articles of Merger as required by the Delaware Law and the Indiana Law, respectively, and the regulations and guidance promulgated thereunder, and as set forth in Section 4.5(b) of the Morton Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent Morton or any Contracting Subsidiary from performing its material obligations under this Agreement and the Ancillary Agreements (to the extent it is a party thereto), or (C) individually or in the aggregate, have a Morton Material Adverse Effect.

            Section 4.6 Permits; Compliance. Each of Morton and the Retained Morton Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Morton or any Retained Morton Subsidiary to own, lease and operate its properties or to carry on the Retained Business as it is now being conducted (collectively, the "Morton Permits"), except where the failure to have, or the suspension or cancellation of, any of the Morton Permits would neither, individually or in the aggregate,
(A) have a Morton Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Morton or any Contracting Subsidiary (to the extent it is a party thereto), and, as of the date of this Agreement, no suspension or cancellation of any of the Morton Permits is pending or, to the knowledge of Morton, threatened, except where the failure to have, or the suspension or cancellation of, any of the Morton Permits would neither, individually or in the aggregate, (A) have a Morton Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Morton or any Contracting Subsidiary (to the extent it is a party thereto). Neither Morton nor any Retained Morton Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to Morton or any Retained Morton Subsidiary with respect to the Retained Business or by which any property or asset of Morton or any Retained Morton Subsidiary is bound or affected with respect to the Retained Business or (ii) any Morton Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Morton Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements or consummation of the Transactions by Morton or any Contracting Subsidiary (to the extent it is a party thereto).

            Section 4.7 SEC Filings; Financial Statements.

                  (a) Morton has filed all forms, reports and documents required to be filed by it under the Exchange Act since July 1, 1993 through the date of this Agreement (collectively, the "Morton SEC Reports"). The Morton SEC Reports
(i) were prepared in accordance in all material respects with the requirements of the Exchange Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Morton is subject to the periodic reporting requirements of the Exchange Act.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Morton SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Morton and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. Except as and to the extent set forth on the consolidated balance sheets (including the notes thereto) included in the financial statements contained in the Morton SEC Reports, Morton does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for (i) liabilities or obligations incurred in the ordinary course of business since July 1, 1996, (ii) liabilities or obligations incurred outside the ordinary course of business since July 1, 1996 that would neither, individually or in the aggregate, (A) have a Morton Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Morton or any Contracting Subsidiary (to the extent it is a party thereto), (iii) the Retained Debt and (iv) liabilities or obligations incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby.

                  (c) Exhibit A to Section 4.7(c) of the Morton Disclosure Schedule contains (i) audited consolidated balance sheets of the Retained Business as of June 30, 1996 (the "Retained Business Balance Sheet") and June 30, 1995, (ii) statements of income and cash flow for the Retained Business for the twelve-month periods ending June 30, 1996, June 30, 1995 and June 30, 1994. The Retained Business Balance Sheet fairly presents in all material respects the financial position of the Retained Business as of June 30, 1996. Except as and to the extent set forth on the Retained Business Balance Sheet (including the notes thereto), the Retained Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with United States generally accepted accounting principles, except for (i) liabilities or obligations incurred in the ordinary course of business since July 1, 1996, (ii) liabilities or obligations incurred outside the ordinary course of business since July 1, 1996 that do not, individually or in the aggregate, (A) have a Morton Material Adverse Effect nor
(B) prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Morton or any Contracting Subsidiary (to the extent it is a party thereto), (iii) the Retained Debt and (iv) liabilities or obligations incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby.

            Section 4.8 Absence of Certain Changes or Events. Since July 1, 1996, except as contemplated by or as disclosed in this Agreement or the Ancillary Agreements, as set forth in Section 4.8 of the Morton Disclosure Schedule or as disclosed in any Morton SEC Report filed since July 1, 1996, Morton and its subsidiaries have conducted the Retained Business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Morton Material Adverse Effect other than due to events, changes or developments relating to the economy in general, the automotive industry (including strikes affecting one or more automotive companies) or the automotive safety products industry in general, (b) any event that would, or is reasonably likely to, have a material adverse effect on the ability of Morton or any Contracting Subsidiary (to the extent it is a party thereto) to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or perform their respective obligations thereunder, (c) any material change by Morton in its accounting methods, principles or practices,
(d) any declaration, setting aside or payment of any dividend (other than in accordance with Morton's regular dividend practice) or distribution (other than in connection with the Spinoff) in respect of the Morton Shares or any redemption, purchase or other acquisition of any of Morton's securities, other than (i) for cash or (ii) in connection with the exercise of outstanding Morton Options, or (e) with respect to employees engaged exclusively in the Retained Business, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Morton or any of its subsidiaries who are Company Individuals (as defined in the Employee Benefits Allocation Agreement), except in each case in the ordinary course of business consistent with past practice or except in each case as required by applicable Law.

            Section 4.9 Employee Benefit Plans; Labor Matters. Except for such failures, liabilities, penalties, taxes, claims or other events or matters described in subsections (c) through (n), but excluding subsection (g), below that would not, individually or in the aggregate, have a Morton Material Adverse
Effect:

                  (a) Section 4.9(a) of the Morton Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, change-in-control, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Morton, any of its subsidiaries or by any trade or business, whether or not incorporated (a "Morton ERISA Affiliate"), that together with Morton would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of Morton, any of its subsidiaries or any Morton ERISA Affiliate (the "Morton Plans").

                  (b) With respect to each of the Morton Plans, Morton has heretofore delivered or made available to Autoliv true and complete copies of each of the following documents: (A) a copy of each of the Morton Plans (including all amendments thereto); (B) a copy of the most recent annual report, if required under ERISA or other applicable Law, with respect to each such Morton Plan; (C) a copy of the most recent actuarial report, if required under ERISA or other applicable Law, with respect to each such Morton Plan; (D) a copy of the most recent Summary Plan Description ("SPD"), if any, together with all Summaries of Material Modification issued with respect to each such SPD, required under ERISA or other applicable Law with respect to such Morton Plan;
(E) if any Morton Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and (F) the most recent determination letter received from the Internal Revenue Service with respect to each Morton Plan that is intended to be qualified under section 401 of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by Morton, any of its subsidiaries or any Morton ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Morton, any of its subsidiaries or any Morton ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Morton Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Morton, any of its subsidiaries or any Morton ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of Morton's most recent fiscal year.

                  (d) To the knowledge of Morton, there are no proceedings pending to terminate any of the Morton Plans and no condition exists that presents a material risk that such proceedings will be instituted.

                  (e) Neither Morton, any of its subsidiaries, any Morton ERISA Affiliate, any of the Morton Plans, any trust created thereunder nor, to the knowledge of Morton, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Morton, any of its subsidiaries, any Morton ERISA Affiliate, any of the Morton Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Morton Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (f) None of the Morton Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Morton Plans ended prior to the date of this Agreement.

                  (g) Except as set forth in Section 4.9(g) of the Morton Disclosure Schedule, no Morton Plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

                  (h) Except as set forth in Section 4.9(h) of the Morton Disclosure Schedule, each of the Morton Plans has been operated and administered in accordance with applicable Laws of each relevant jurisdiction, including but not limited to ERISA and the Code.

                  (i) Each of the Morton Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                  (j) Except as set forth in Section 4.9(j) of the Morton Disclosure Schedule, no amounts payable under the Morton Plans or any other agreement or arrangement to which Morton, any of its subsidiaries or any Morton ERISA Affiliate is a party will, as a result of the transactions contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (k) Except as set forth in Section 4.9(k) of the Morton Disclosure Schedule, no Morton Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (l) Except as set forth in Section 4.9(l) of the Morton Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Morton, any of its subsidiaries or any Morton ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (m) There are no pending or threatened claims by or on behalf of any Morton Plan, by any employee or beneficiary covered under any such Morton Plan, or otherwise involving any such Morton Plan (other than routine claims for benefits).

                  (n) With respect to each Morton Plan that is not subject to United States Law (a "Morton Foreign Benefit Plan"):

                  (i) all employer and employee contributions to each Morton Foreign Benefit Plan required by Law or by the terms of such Morton Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices;

                  (ii) the fair market value of the assets of each funded Morton Foreign Benefit Plan, the liability of each insurer for any Morton Foreign Benefit Plan funded through insurance or the book reserve established for any Morton Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Morton Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

                  (iii) each Morton Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  (o) Except as set forth in Section 4.9(o) of the Morton Disclosure Schedule, and except for country-wide collective bargaining or other country-wide labor union contracts, as of the date of this Agreement, neither Morton nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Morton or any of its subsidiaries and no collective bargaining agreement or other labor union contract is being negotiated by Morton or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, litigation, arbitration, strike or work stoppage against the Retained Business pending or threatened in writing which may interfere with the business activities of the Retained Business, except where such dispute, litigation, arbitration, strike or work stoppage would not have a Morton Material Adverse Effect. As of the date of this Agreement, to the knowledge of Morton, none of Morton, any of its subsidiaries, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the Retained Business, and there is no charge or complaint against Morton or any of its subsidiaries in connection with the operation of the Retained Business by or before the National Labor Relations Board or any comparable state or foreign governmental authority or agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have a Morton Material Adverse Effect.

            Section 4.10 Tax Matters.

                  (a) Neither Morton nor, to the knowledge of Morton, any of its affiliates has taken or agreed to take any action except pursuant to the terms of this Agreement or the Ancillary Agreements that would prevent the Spinoff from constituting a transaction qualifying under Sections 355 and 368(a)(1)(D) of the Code or the Merger from constituting a transaction qualifying under
Section 368(a) of the Code or (in conjunction with the acquisition of Autoliv Securities pursuant to the Exchange Offer) from constituting a transaction qualifying under Section 351(a) of the Code, or would prevent the Exchange Offer (in conjunction with the acquisition of Morton Shares pursuant to the Merger) from constituting a transaction qualifying under Section 351(a) of the Code or a transaction in which, for Swedish income tax purposes, neither Newco, Autoliv nor the Autoliv stockholders will recognize taxable income or gain. Morton is not aware of any agreement, plan or other circumstance that would prevent the Merger or the Exchange Offer from so qualifying under Section 368(a) or Section 351(a) of the Code or under applicable Swedish tax Laws.

                  (b) Except for such matters that would not have a Morton Material Adverse Effect or as set forth in Section 4.10(b) of the Morton Disclosure Schedule, (i) Morton and its subsidiaries have timely filed all Tax Returns due to be filed with any taxing authority with respect to Taxes on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Morton and its subsidiaries, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes shown to be payable on such Tax Returns that are due prior to the Effective Time have been paid, (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Morton or any of its subsidiaries, (iv) Morton and its subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, (v) neither Morton nor any of its subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which is reasonably likely to have a Morton Material Adverse Effect, (vi) Morton and its subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign laws) and have, within the time and manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, (vii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings have been initiated or are presently pending with regard to any Taxes or Tax Returns of Morton or its subsidiaries, and neither Morton nor its subsidiaries have received any notice of any such audits or proceedings,
(viii) the federal income Tax Returns of Morton and its subsidiaries have been examined by the Internal Revenue Service (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) for all periods through and including June 30, 1992, (ix) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Morton or any of its subsidiaries, and no power of attorney granted by either Morton or any of its subsidiaries with respect to any Taxes is currently in force, (x) neither Morton nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Morton or any of its subsidiaries and (xi) neither Morton nor any of its subsidiaries has any deferred gain from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law). As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customers' duties, tariffs, and similar charges. "Tax Return" shall mean any return, report, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  (c) Except as set forth in Section 4.10(c) of the Morton Disclosure Schedule, none of Morton or its subsidiaries is a party to, is bound by, or has any obligation under, a tax sharing contract, other than the Tax Sharing Agreement.

            Section 4.11 Contracts; Debt Instruments. Except as disclosed in
Section 4.9(a) or 4.11 of the Morton Disclosure Schedule, there is no contract or agreement as of the date hereof that is material to the business, financial condition or results of operations of the Retained Business (each, a "Morton Material Contract") which would be required to be filed as an exhibit to Morton's annual report on Form 10-K pursuant to applicable SEC regulations if Morton's only business were the Retained Business. Except as disclosed in the Morton SEC Reports or in Section 4.11 of the Morton Disclosure Schedule, neither Morton nor any of the Retained Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding with respect to the Retained Business to which it is a party or by which it or any of its properties or assets is bound with respect to the Retained Business, except for violations or defaults that would not, individually or in the aggregate, result in a Morton Material Adverse Effect.

            Section 4.12 Litigation. Except as disclosed in the Morton SEC Reports or in Section 4.12 of the Morton Disclosure Schedule, there is no suit, claim, action, proceeding, investigation or product recall pending or, to the knowledge of Morton, threatened in writing against Morton or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a Morton Material Adverse Effect. Except as disclosed in the Morton SEC Reports or in Section 4.12 of the Morton Disclosure Schedule, neither Morton nor any of its subsidiaries is subject to any outstanding Order (as defined in Section 8.9(b)), writ, injunction or decree which, individually or in the aggregate, would have a Morton Material Adverse Effect.

            Section 4.13 Environmental Matters. Except as disclosed in the Morton SEC Reports or in Section 4.13 of the Morton Disclosure Schedule or as would not, individually or in the aggregate, have a Morton Material Adverse
Effect:

                  (a) The Retained Business (i) is in compliance with all applicable Environmental Laws (defined below), (ii) holds all required Environmental Permits (defined below) for the operation of the Retained Business as currently conducted, and (iii) is in compliance with its required Environmental Permits.

                  (b) The Retained Business has not received any written request for information that is outstanding, or been notified that it is a potentially responsible party, under CERCLA (defined below) or any similar state, local or foreign Law or applicable Environmental Law.

                  (c) The Retained Business has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with all applicable Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (defined below).

                  (d) None of the real property owned or leased by the Retained Business is listed or, to the best knowledge of Morton, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

For purposes of this Agreement:

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      "Environmental Laws" means any federal, state, local or foreign statute, law, European Union legislation or directive, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date hereof.

      "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

            Section 4.14 Trademarks, Patents and Copyrights. Except (i) as set forth in Section 4.12 or 4.14 of the Morton Disclosure Schedule, (ii) with respect to the "Morton" name and related trademarks and trade names, or (iii) to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Morton Material Adverse Effect, Morton and each of the Retained Morton Subsidiaries own or possess, or prior to the Spinoff will own or possess, adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works and know-how used in connection with the Retained Business as currently conducted (the "Retained Business Intellectual Property"), and to Morton's knowledge, as of the date hereof, there is no claim challenging the validity of any of the foregoing. Except as set forth in the Ancillary Agreements, there are no contracts, agreements or licenses pursuant to which Spinco or any of its subsidiaries will possess rights or interests of any kind in or affecting the Retained Business Intellectual Property. The conduct of the Retained Business as currently conducted does not infringe any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party, except for such infringements that, individually or in the aggregate, would not have a Morton Material Adverse Effect. To Morton's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Retained Business that, individually or in the aggregate, would have a Morton Material Adverse Effect.

            Section 4.15 No Violation of Spinco Representations. Spinco has not breached in any material respect any of the representations or warranties made by it in the Distribution Agreement.

            Section 4.16 Rights Agreement. The Board of Directors of Morton has taken all requisite action in order to amend the Rights Agreement so as to render the preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Distribution Agreement and to extinguish the Rights in connection with such transactions.

            Section 4.17 Opinion of Financial Advisor. Goldman, Sachs & Co. ("Goldman Sachs") has delivered to Morton its opinion to the effect that, as of the date of its delivery, the consideration to be received by Morton's stockholders in the Spinoff and the Merger, taken as a whole, is fair to Morton's stockholders. Goldman Sachs has authorized the inclusion in its entirety of its written opinion (dated the date of this Agreement) in the Proxy/Prospectus, and Morton will promptly deliver a signed copy of such opinion to Autoliv upon its receipt.

            Section 4.18 Brokers. No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Morton or any subsidiary of Morton. Morton has heretofore made available to Autoliv a complete and correct copy of all agreements between Morton and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF AUTOLIV

      Autoliv hereby represents and warrants to Morton that:

            Section 5.1 Organization and Qualification; Subsidiaries. Each of Autoliv and its subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have an Autoliv Material Adverse Effect (defined below). Each of Autoliv and its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have an Autoliv Material Adverse Effect. For purposes of this Agreement, "Autoliv Material Adverse Effect" means any change in or effect on the business, after giving effect to the Transactions and the provisions of the Distribution Agreement and the other Ancillary Agreements, of Autoliv and its subsidiaries that is, or is reasonably likely to be, materially adverse to the business, properties, financial condition or results of operations of Autoliv and its subsidiaries taken as a whole.

            Section 5.2 Corporate Organization Documents. Autoliv has heretofore delivered or made available to Morton accurate and complete copies of its Articles of Association and By-laws or equivalent organizational documents, as currently in effect. Such Articles of Association, By-laws and all other corporate organization documents are in full force and effect. Autoliv is not in violation of any of the provisions of its Articles of Association or other corporate organization documents.

            Section 5.3 Capitalization. Autoliv's Articles of Association provide that Autoliv's authorized share capital may not exceed 200,000,000 shares, par value SEK 10 per share. As of the date hereof, 55,000,000 Autoliv Shares are issued and outstanding, all of which are validly issued and fully paid. There are no warrants or other rights, arrangements or commitments of any character to which Autoliv is a party or by which Autoliv is bound relating to the issued or unissued capital stock of Autoliv or any subsidiary of Autoliv or obligating Autoliv or any subsidiary of Autoliv to issue or sell any shares of capital stock of, or other equity interests in, Autoliv or any subsidiary of Autoliv. There are no outstanding contractual obligations of Autoliv or any subsidiary of Autoliv to redeem or otherwise acquire any Autoliv Securities or any capital stock of any subsidiary of Autoliv. Each outstanding share of capital stock of each subsidiary of Autoliv is duly authorized, validly issued and fully paid and each such share of an Autoliv subsidiary owned by Autoliv or another subsidiary of Autoliv is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have an Autoliv Material Adverse Effect. There are no material outstanding contractual obligations of Autoliv or any subsidiary of Autoliv to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of Autoliv or any other person, other than guarantees by Autoliv of any indebtedness of any subsidiary of Autoliv.

            Section 5.4 Authority Relative to this Agreement. Autoliv has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Autoliv. The execution and delivery of this Agreement by Autoliv and the consummation by Autoliv of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Autoliv are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by Autoliv and constitutes a legal, valid and binding obligation of Autoliv, enforceable against Autoliv in accordance with its terms.

            Section 5.5 No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Autoliv do not, and the performance of this Agreement by Autoliv will not, (i) conflict with or violate any provision of the Articles of Association or other corporate organizational documents of Autoliv or any equivalent organizational documents of any subsidiary of Autoliv, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law applicable to Autoliv or any subsidiary of Autoliv or by which any property or asset of Autoliv or any subsidiary of Autoliv is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Autoliv or any subsidiary of Autoliv pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would neither, individually or in the aggregate, (A) have an Autoliv Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Autoliv.

                  (b) The execution and delivery of this Agreement by Autoliv do not, and the performance of this Agreement by Autoliv will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the SSE, the FSA, the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE and state takeover laws, the pre-merger notification requirements of the HSR Act, the filing of notifications in accordance with the antitrust laws of Sweden, Germany and Belgium, and the filing of a request with the Stockholm District Court with regard to the compulsory acquisition described in Section 3.3 and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Transactions, (B) otherwise prevent Autoliv from performing its material obligations under this Agreement, or (C) individually or in the aggregate, have an Autoliv Material Adverse Effect.

            Section 5.6 Permits; Compliance. Each of Autoliv and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Autoliv or any subsidiary of Autoliv to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Autoliv Permits"), except where the failure to have, or the suspension or cancellation of, any of the Autoliv Permits would neither, individually or in the aggregate, (A) have an Autoliv Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Autoliv, and, as of the date of this Agreement, no suspension or cancellation of any of the Autoliv Permits is pending or, to the knowledge of Autoliv, threatened, except where the failure to have, or the suspension or cancellation of, any of the Autoliv Permits would neither, individually or in the aggregate, (A) have an Autoliv Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Autoliv. Neither Autoliv nor any subsidiary of Autoliv is in conflict with, or in default or violation of, (i) any Law applicable to Autoliv or any subsidiary of Autoliv or by which any property or asset of Autoliv or any subsidiary of Autoliv is bound or affected or (ii) any Autoliv Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have an Autoliv Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement or consummation of the Transactions by Autoliv or any of its subsidiaries.

            Section 5.7 Stock Exchange and SEC Filings; Financial Statements.

                  (a) Autoliv has filed all forms, reports and documents required to be filed by it under Rule 12g 3-2(B) of the Exchange Act or with the SSE since June 30, 1994 through the date of this Agreement (collectively, the "Autoliv Reports"). The Autoliv Reports (i) were prepared in accordance in all material respects with the requirements of the Exchange Act, the SSE or Swedish Laws or regulations, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Autoliv is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the FSA, the SSE or any other comparable Governmental Entity.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Autoliv Reports conform in all material respects with International Accounting Standards, in each case applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Autoliv and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Autoliv and its consolidated subsidiaries as of December 31, 1995, including the notes thereto, neither Autoliv nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with International Accounting Standards, except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1995, (ii) liabilities or obligations incurred outside the ordinary course of business since December 31, 1995 that would neither, individually or in the aggregate, (A) have an Autoliv Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Autoliv and (iii) liabilities and obligations incurred in connection with the execution and delivery of this Agreement and consummation of the Transactions contemplated hereby.

            Section 5.8 Absence of Certain Changes or Events. Since January 1, 1996, except as contemplated by or as disclosed in this Agreement or as disclosed in any Autoliv Report filed since January 1, 1996, Autoliv and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a) any Autoliv Material Adverse Effect, other than due to events, changes or developments relating to the economy in general, the automotive industry (including strikes affecting one or more automotive companies) or the automotive safety products industry in general, (b) any event that would, or is reasonably likely to, have a material adverse effect on the ability of Autoliv to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, (c) any material change by Autoliv in its accounting methods, principles or practices, (d) any declaration, setting aside or payment of any dividend (other than in accordance with Autoliv's regular dividend practice) or distribution in respect of the Autoliv Securities or any redemption, purchase or other acquisition of any of Autoliv's securities, or (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Autoliv or any subsidiary of Autoliv except in each case in the ordinary course of business consistent with past practice or except in each case as required by applicable law.

            Section 5.9 Employee Benefit Plans; Labor Matters.

            Except for such failures, liabilities, penalties, taxes, claims or other events or matters described in subsections (c) through (n), but excluding subsection (g), below that would not, individually or in the aggregate, have an Autoliv Material Adverse Effect:

                  (a) Section 5.9(a) of the Disclosure Schedule delivered by Autoliv to Morton prior to the execution of (and forming part of) this Agreement (the "Autoliv Disclosure Schedule") contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, change-in-control, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Autoliv, any of its subsidiaries or by any trade or business, whether or not incorporated (an "Autoliv ERISA Affiliate"), that together with Autoliv would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate (the "Autoliv Plans").

                  (b) With respect to each of the Autoliv Plans, Autoliv has heretofore delivered or made available to Morton true and complete copies of each of the following documents: (A) a copy of each of the Autoliv Plans (including all amendments thereto); (B) a copy of the most recent annual report, if required under ERISA or other applicable Law, with respect to each such Autoliv Plan; (C) a copy of the most recent actuarial report, if required under ERISA or other applicable Law, with respect to each such Autoliv Plan; (D) a copy of the most recent SPD, if any, together with all Summaries of Material Modification issued with respect to such SPD, required under ERISA or other applicable Law with respect to each such Autoliv Plan; (E) if any Autoliv Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and (F) the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Autoliv Plan that is intended to be qualified under section 401 of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Autoliv Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of Autoliv's most recent fiscal year.

                  (d) To the knowledge of Autoliv, there are no proceedings pending to terminate any of the Autoliv Plans and no condition exists that presents a material risk that such proceedings will be instituted.

                  (e) Neither Autoliv, any of its subsidiaries, any Autoliv ERISA Affiliate, any of the Autoliv Plans, any trust created thereunder nor, to the knowledge of Autoliv, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Autoliv, any of its subsidiaries, any Autoliv ERISA Affiliate, any of the Autoliv Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Autoliv Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (f) None of the Autoliv Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Autoliv Plans ended prior to the date of this Agreement.

                  (g) Except as set forth in Section 5.9(g) of the Autoliv Disclosure Schedule, no Autoliv Plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA.

                  (h) Except as set forth in Section 5.9(h) of the Autoliv Disclosure Schedule, each of the Autoliv Plans has been operated and administered in all material respects in accordance with applicable Laws of each relevant jurisdiction, including but not limited to ERISA and the Code.

                  (i) Each of the Autoliv Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

                  (j) Except as set forth in Section 5.9(j) of the Autoliv Disclosure Schedule, no amounts payable under the Autoliv Plans or any other agreement or arrangement to which Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate is a party will, as a result of the transactions contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (k) Except as set forth in Section 5.9(k) of the Autoliv Disclosure Schedule, no Autoliv Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits, the full cost of which is borne by the current or former employee (or beneficiary thereof)).

                  (l) Except as set forth in Section 5.9(l) of the Autoliv Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Autoliv, any of its subsidiaries or any Autoliv ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (m) There are no pending or threatened claims by or on behalf of any Autoliv Plan, by any employee or beneficiary covered under any such Autoliv Plan, or otherwise involving any such Autoliv Plan (other than routine claims for benefits).

                  (n) With respect to each Autoliv Plan that is not subject to United States Law (an "Autoliv Foreign Benefit Plan"):

                  (i) all employer and employee contributions to each Autoliv Foreign Benefit Plan required by Law or by the terms of such Autoliv Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices;

                  (ii) the fair market value of the assets of each funded Autoliv Foreign Benefit Plan, the liability of each insurer for any Autoliv Foreign Benefit Plan funded through insurance or the book reserve established for any Autoliv Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Autoliv Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

                  (iii) each Autoliv Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  (o) Except as set forth in Section 5.9(o) of the Autoliv Disclosure Schedule, and except for country-wide collective bargaining or other country-wide labor union contracts, as of the date of this Agreement, neither Autoliv nor any subsidiary of Autoliv is a party to any collective bargaining or other labor union contract applicable to persons employed by Autoliv or any subsidiary of Autoliv and no collective bargaining agreement or other labor union contract is being negotiated by Autoliv or any subsidiary of Autoliv. As of the date of this Agreement, there is no labor dispute, litigation, arbitration, strike or work stoppage against Autoliv or any subsidiary of Autoliv pending or threatened in writing that may interfere with the respective business activities of Autoliv or any subsidiary of Autoliv, except where such dispute, litigation, arbitration, strike or work stoppage would not have an Autoliv Material Adverse Effect. As of the date of this Agreement, to the knowledge of Autoliv, none of Autoliv, any subsidiary of Autoliv, or their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Autoliv or any subsidiary of Autoliv, and there is no charge or complaint against Autoliv or any subsidiary of Autoliv by or before the National Labor Relations Board or any comparable state or foreign governmental authority or agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not have an Autoliv Material Adverse Effect.

            Section 5.10 Tax Matters.

                  (a) Neither Autoliv nor, to the knowledge of Autoliv, any of its affiliates has taken or agreed to take any action that would prevent the Spinoff from constituting a transaction qualifying under Sections 355 and 368(a)(1)(D) of the Code or the Merger from constituting a transaction qualifying under Section 368(a) of the Code or (in conjunction with the acquisition of Autoliv Securities pursuant to the Exchange Offer) from constituting a transaction qualifying under Section 351(a) of the Code, or would prevent the Exchange Offer (in conjunction with the acquisition of Morton Shares pursuant to the Merger) from constituting a transaction qualifying under Section 351(a) of the Code or a transaction in which, for Swedish income tax purposes, neither Newco, Autoliv nor the Autoliv stockholders will recognize taxable income or gain. Autoliv is not aware of any agreement, plan or other circumstance that would prevent the Merger or the Exchange Offer from so qualifying under Section 368(a) or Section 351(a) of the Code or under applicable Swedish tax Laws.

                  (b) Except for such matters that would not have an Autoliv Material Adverse Effect or as set forth in Section 5.10(b) of the Autoliv Disclosure Schedule, (i) Autoliv and its subsidiaries have timely filed all Tax Returns due to be filed with any taxing authority with respect to Taxes on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Autoliv and its subsidiaries, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes shown to be payable on such Tax Returns that are due prior to the Effective Time have been paid, (iii) no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against Autoliv or any of its subsidiaries, (iv) Autoliv and its subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, (v) neither Autoliv nor any of its subsidiaries has made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with any taxing authority which is reasonably likely to have an Autoliv Material Adverse Effect, (vi) Autoliv and its subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign laws) and have, within the time and manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws, (vii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings have been initiated or are presently pending with regard to any Taxes or Tax Returns of Autoliv or its subsidiaries, and neither Autoliv nor its subsidiaries have received any notice of any such audits or proceedings,
(viii) no federal income Tax Returns of Autoliv subsidiaries that are United States corporations have been examined by the Internal Revenue Service, (ix) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Autoliv or any of its subsidiaries, and no power of attorney granted by either Autoliv or any of its subsidiaries with respect to any Taxes is currently in force, and (x) neither Autoliv nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Autoliv or any of its subsidiaries.

            Section 5.11 Contracts; Debt Instruments. Except as disclosed in
Section 5.9(a) or 5.11 of the Autoliv Disclosure Schedule, there is no contract or agreement, as of the date hereof, that is material to the business, financial condition or results of operations of Autoliv and its subsidiaries, taken as a whole, which, if Autoliv and its subsidiaries, taken as a whole, were subject to the reporting requirements under the Exchange Act as of the date hereof, would be required to be filed by Autoliv as an exhibit to its annual report on Form 10-K. Except as disclosed in the Autoliv Reports or in Section 5.11 of the Autoliv Disclosure Schedule, neither Autoliv nor any subsidiary of Autoliv is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in an Autoliv Material Adverse Effect.

            Section 5.12 Litigation. Except as disclosed in Autoliv Reports or in Section 5.12 of the Autoliv Disclosure Schedule, there is no suit, claim, action, proceeding, investigation or product recall pending or, to the knowledge of Autoliv, threatened in writing against Autoliv or any subsidiary of Autoliv which, individually or in the aggregate, is reasonably likely to have an Autoliv Material Adverse Effect. Except as disclosed in the Autoliv Reports or in
Section 5.12 of the Autoliv Disclosure Schedule, neither Autoliv nor any subsidiary of Autoliv is subject to any outstanding Order, writ, injunction or decree which, individually or in the aggregate, would have an Autoliv Material Adverse Effect.

            Section 5.13 Environmental Matters. Except as disclosed in the Autoliv Reports or as would not, individually or in the aggregate, have an Autoliv Material Adverse Effect:

                  (a) Autoliv and its subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all required Environmental Permits for the operation of Autoliv's business as currently conducted, and (iii) are in compliance with their required Environmental Permits.

                  (b) None of Autoliv or any subsidiary of Autoliv has received any written request for information that is outstanding, or been notified that it is a potentially responsible party, under CERCLA or any similar state, local or foreign Law or applicable Environmental Law.

                  (c) None of Autoliv or any subsidiary of Autoliv has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with all applicable Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

                  (d) None of the real property owned or leased by Autoliv or any subsidiary of Autoliv is listed or, to the best knowledge of Autoliv, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

            Section 5.14 Trademarks, Patents and Copyrights. Except (i) as set forth in Section 5.12 or 5.14 of the Autoliv Disclosure Schedule, or (ii) to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have an Autoliv Material Adverse Effect, Autoliv and its subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works and know-how used in connection with the business of Autoliv and its subsidiaries as currently conducted and, to Autoliv's knowledge, as of the date hereof, there is no claim challenging the validity of any of the foregoing. The conduct of the business of Autoliv and its subsidiaries as currently conducted does not infringe any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party except for such infringements that, individually or in the aggregate, would not have an Autoliv Material Adverse Effect. To Autoliv's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Autoliv or any subsidiary of Autoliv that, individually or in the aggregate, would have an Autoliv Material Adverse Effect.

            Section 5.15 Opinions of Financial Advisors. Each of Enskilda Securities ("Enskilda") and The Blackstone Group L.P. ("Blackstone") has delivered to Autoliv its written opinion to the effect that, as of the date of this Agreement, the consideration to be received by Autoliv's stockholders in the Exchange Offer is fair to Autoliv's stockholders from a financial point of view. Each of Enskilda and Blackstone has authorized the inclusion of its opinion in the Proxy/Prospectus, the Swedish Prospectus and the English translation of the Swedish Prospectus to be provided to Autoliv's stockholders located outside of Sweden, the United States and Canada (the "International Prospectus"), and Autoliv will promptly, after the date of this Agreement, deliver signed copies of such opinions to Morton.

            Section 5.16 Brokers. Except as set forth in Section 5.16 of the Autoliv Disclosure Schedule, no broker, finder or investment banker (other than Enskilda and Blackstone) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Autoliv or any subsidiary of Autoliv. Autoliv has heretofore made available to Morton a complete and correct copy of all agreements between Autoliv and Enskilda and between Autoliv and Blackstone or any other person listed in Section 5.16 of the Autoliv Disclosure Schedule pursuant to which such firms would be entitled to any payment relating to the Transactions.

                                   ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF NEWCO AND NEWCO SUB

            Newco and Newco Sub hereby jointly and severally represent and warrant to Autoliv and Morton that:

            Section 6.1 Organization and Qualification; Subsidiaries. Each of Newco and Newco Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Newco and Newco Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Neither Newco nor Newco Sub has any subsidiaries other than, in the case of Newco, Newco Sub. Upon formation or organization, the entities to be formed in connection with the actions contemplated by Section 3.3(a) will be duly incorporated or organized.

            Section 6.2 Certificate of Incorporation and By-Laws. Each of Newco and Newco Sub has heretofore made available to each of Autoliv and Morton a complete and correct copy of its Certificate of Incorporation and By-Laws. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Newco nor Newco Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

            Section 6.3 Capitalization.

                  (a) As of the date of this Agreement, (i) the authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock, (ii) 1,000 shares of Newco Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (iii) each of Autoliv and Morton own 500 shares of Newco Common Stock free and clear of all encumbrances of any kind. No shares of Newco capital stock are held in the treasury of Newco. On or prior to the Effective Time, the Certificate of Incorporation of Newco will be amended to provide that the authorized capital stock of Newco will consist of (i) 250,000,000 shares of Newco Common Stock and (ii) 40,000,000 shares of preferred stock. As of the Registration Statement Effective Date, 1,000 shares of Newco Common Stock will be issued and outstanding, all of which will be validly issued, fully paid and nonassessable and no shares of preferred stock of Newco will be issued or outstanding. Except as provided in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Newco or obligating Newco to issue or sell any shares of capital stock of, or other equity interests in, Newco. The Newco Common Stock to be issued in connection with the Transactions, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Should SDRs be issued in connection with the Exchange Offer, such SDRs, when issued as contemplated herein will be validly issued. Should SDRs be issued, the depositary agreement under which such SDRs are to be issued will have been duly authorized, executed and delivered by Newco and will constitute a legal, valid and binding obligation of Newco enforceable against Newco in accordance with its terms.

                  (b) The authorized capital stock of Newco Sub consists of 1,000 shares of common stock, par value $.01 per share, of Newco Sub (the "Newco Sub Common Stock"). As of the date of this Agreement, 1,000 shares of Newco Sub Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each issued and outstanding share of Newco Sub Common Stock is owned by Newco, free and clear of all encumbrances of any kind. No shares of Newco Sub Common Stock are held in the treasury of Newco Sub. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Newco Sub or obligating Newco or Newco Sub to issue or sell any shares of capital stock of, or other equity interests in, Newco Sub. As of the Effective Time, all of the outstanding shares of capital stock of the Surviving Corporation will be duly authorized, validly issued, fully paid and nonassessable and will be owned by Newco, free and clear of all encumbrances of any kind.

            Section 6.4 Authority Relative to this Agreement. Each of Newco and Newco Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Transactions) contemplated herein to be consummated by it. The execution and delivery of this Agreement by each of Newco and Newco Sub and the consummation by each of Newco and Newco Sub of such transactions have been duly and validly authorized by all necessary corporate action (including, in the case of Newco Sub, the approval of Newco as sole stockholder of Newco Sub) and no other corporate proceedings on the part of either Newco or Newco Sub are necessary to authorize this Agreement or to consummate such Transactions. This Agreement has been duly authorized and validly executed and delivered by each of Newco and Newco Sub and constitutes a legal, valid and binding obligation of each of Newco and Newco Sub, enforceable against each of Newco and Newco Sub in accordance with its terms.

            Section 6.5 No Conflict. The execution and delivery of this Agreement by each of Newco and Newco Sub do not, and the performance of this Agreement by each of Newco and Newco Sub will not, conflict with or violate any provision of the Newco or Newco Sub Certificate of Incorporation or By-laws.

            Section 6.6 No Activities. Except for obligations or liabilities incurred in connection with its respective incorporation or organization and the Transactions, neither Newco nor Newco Sub has incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE VII

                                    COVENANTS

            Section 7.1 Conduct of Business by Morton Pending the Closing. Morton agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.1 of the Morton Disclosure Schedule or as contemplated by any other provision of this Agreement or the Ancillary Agreements, unless Autoliv shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the operations of the Retained Business shall be conducted only in, and neither Morton nor any of its subsidiaries shall take any action with respect to the operations of the Retained Business except in, the ordinary course of business consistent with past practice, and except that solely for purposes of the Distribution Agreement, the Retained Business shall to the fullest extent reasonably practicable be treated as if it were a stand-alone, self-financed entity as provided for in accordance with Section 2.01(c) of the Distribution Agreement,
(2) Morton and its subsidiaries will conduct the operations of all businesses other than the Retained Business in the ordinary course of business except where the failure to so conduct would not have a Morton Material Adverse Effect, (3) Morton and its subsidiaries will prepare and file all Tax Returns due on or before the Effective Time on a basis consistent with the elections, conventions, accounting methods and principles of taxation used for the most recent periods for which Tax Returns have been filed, and (4) with respect to the Retained Business, Morton and its subsidiaries shall each use their respective reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Morton and its subsidiaries and to preserve the current relationships of Morton and its subsidiaries with such of the customers, suppliers and other persons with which Morton or any subsidiary of Morton has significant business relations as Morton deems reasonably necessary in order to preserve substantially intact the Retained Business. By way of amplification and not limitation, except as set forth in Section 7.1 of the Morton Disclosure Schedule or as contemplated by any other provision of this Agreement or the Ancillary Agreements, neither Morton nor any Retained Morton Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Autoliv, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change the Restated Certificate of Incorporation or By-laws or equivalent organizational documents of Morton or any Retained Morton Subsidiaries;

                  (b) issue, sell, pledge, dispose of, grant, transfer, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, guarantee or encumbrance of any stock of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Morton or any Retained Morton Subsidiary, except for (i) issuance and sale of Morton Preferred Stock pursuant to the Rights Agreement; (ii) issuance and sale of Morton Shares; (iii) issuance of rights to purchase shares of Morton Preferred Stock issuable in connection with issuances of Morton Shares; (iv) grants of options to purchase Morton Shares pursuant to the Morton Option Plan to persons who are not Company Individuals (as defined in the Employee Benefits Allocation Agreement); (v) issuance, sale or other transfer or disposition by a wholly-owned subsidiary of its capital stock to its parent; and (vi) in connection with newly hired Company Individuals, grants of options to purchase up to 3,000 Morton Shares per newly hired employee consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, other than (i) quarterly cash dividends in the ordinary course in an amount consistent with past practice and not in excess of $.15 per Morton Share (other than dividends to be paid after August 31, 1997), (ii) the Spinoff or (iii) dividends from a wholly-owned subsidiary to its parent, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than for cash;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, in each case which would become part of the Retained Business, other than acquisitions of assets in the ordinary course of business and any other acquisitions which would not, individually, be material to the Retained Business;

                  (ii) incur any indebtedness for borrowed money, issue any debt securities, make any loans, advances or capital contributions to any other person or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money which, in each case, would become a Safety Liability (as defined in the Distribution Agreement), that would not be eliminated as of the Effective Time, except for $750 million in indebted ness (the "Retained Debt") in connection with the Safety Credit Agreement (as defined in the Distribution Agreement);

                  (iii) terminate, cancel, or agree to any material change in, or enter into any contract or agreement, other than the Retained Debt, material to the business, results of operations or financial condition of the Retained Business, in either case other than in the ordinary course of business;

                  (iv) make or authorize any capital expenditure with respect to the Retained Business, other than capital expenditures that are not, in the aggregate, in excess of the amount set forth in the capital budget through June 30, 1997 for Morton and its subsidiaries, described in Section 7.1 of the Morton Disclosure Schedule, or authorized under a prior year's capital budget;

                  (v) change the Retained Business' practices with respect to the timing of payments or collections in any material respect; or

                  (vi) enter into any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 7.1(e);

                  (f) (i) except in the ordinary course of business in accordance with past practices or Morton's severance policy in effect as of the date of this Agreement, increase the compensation payable or to become pay able to any Company Individual (as defined in the Employee Benefits Allocation Agreement) (or any other person for whom the Retained Business will have liability) or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Company Individual (or any other person for whom the Retained Business will have liability), or (ii) establish, terminate, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Company Individual (or any other person for whom the Retained Business will have liability), that will create or materially increase any material liability of Morton and its subsidiaries, taken as a whole, except as contemplated by this Agreement or the Ancillary Agreements or to the extent required by applicable Law or the terms of a collective bargaining agreement;

                  (g) transfer, sell, lease, license, encumber or otherwise dispose of any material assets relating to the Retained Business outside the ordinary course of business;

                  (h) adopt or change any accounting policies or procedures relating to or materially affecting the Retained Business, other than actions in the ordinary course of business and consistent with past practice, except as may be required by Regulation S-X of the SEC;

                  (i) waive, release, assign, settle or compromise any material claims or litigation relating to the Retained Business other than in the ordinary course of business;

                  (j) make any material tax election, settle or compromise any material federal, state, local or foreign income tax liability, file any amended Tax Returns containing any material amendment or change any material method of tax accounting, in each case that would be materially adverse to the Retained Business;

                  (k) engage in or allow transfers of assets or liabilities or engage or enter into other transactions between the Retained Business on the one hand, and Spinco and its subsidiaries on the other hand, other than in the ordinary course of business or as contemplated by the Ancillary Agreements; or

                  (l) fail to abide or fail to cause Spinco to abide by their respective obligations under the Ancillary Agreements.

            Section 7.2 Conduct of Business by Autoliv Pending the Closing. Autoliv agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.2 of the Autoliv Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Morton shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed) or unless prohibited by any applicable Swedish Law, (1) the business of Autoliv and its subsidiaries shall be conducted only in, and Autoliv and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Autoliv shall use reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Autoliv and its subsidiaries and to preserve the current relationships of Autoliv and its subsidiaries with such of the customers, suppliers and other persons with which Autoliv or any subsidiary of Autoliv has significant business relations as Autoliv deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 7.2 of the Autoliv Disclosure Schedule or as contemplated by any other provision of this Agreement, neither Autoliv nor any subsidiary of Autoliv shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Morton, which consent shall not be unreasonably withheld or delayed:

                  (a) amend or otherwise change its Articles of Association or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, grant, transfer, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, guarantee or encumbrance of, any shares of capital stock of Autoliv or any subsidiary of Autoliv of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interests (including, without limitation, any phantom interest), of Autoliv or any subsidiary of Autoliv, provided, however, that nothing in this Section 7.2(b) shall prevent a wholly-owned subsidiary of Autoliv from issuing, selling or otherwise transferring or disposing of its capital stock to its parent;

                  (c) recommend to its stockholders that the stockholders declare, set aside, make or pay any dividend or other distribution other than
(i) regular annual cash dividends in the ordinary course consistent with past practice and, in the aggregate, not in excess of the lesser of (x) 20% of Autoliv's net income per share for fiscal year 1996 and (y) SEK 2.75 per Autoliv Share (other than dividends to be declared and paid after August 31, 1997), or
(ii) dividends from a wholly-owned subsidiary to its parent, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, which are disclosed in Section 7.2(e) of the Autoliv Disclosure Schedule, or any other acquisitions which would not, individually, be material to Autoliv;

                  (ii) incur any indebtedness for borrowed money, issue any debt securities, make any loans, advances or capital contributions to any other person or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money.

                  (iii) terminate, cancel or agree to any material change in, or enter into any, contract or agreement material to the business, results of operations or financial condition of Autoliv and its subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice;

                  (iv) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of the amount set forth in Section 7.2 of the Autoliv Disclosure Schedule, or authorized under a prior year's capital budget; or

                  (v) enter into any contract, agreement, commitment or
            arrangement that, if fully performed, would not be permitted under this Section 7.2(e);

                  (f) (i) except in the ordinary course of business in accordance with past practices or Autoliv's severance policy in effect on the date of this Agreement, increase the compensation payable or to become pay able to its officers or employees in salaries or wages of employees of Autoliv or any subsidiary of Autoliv who are not officers of Autoliv or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Autoliv or any subsidiary of Autoliv, or (ii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, that will create or materially increase any material liability of Autoliv and its subsidiaries, taken as a whole, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

                  (g) transfer, sell, lease, license, encumber or otherwise dispose of any material assets of Autoliv or any subsidiary of Autoliv outside the ordinary course of business;

                  (h) adopt or change any accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice except as may be required by applicable Law or stock exchange regulation;

                  (i) waive, release, assign, settle or compromise any material claims or litigation other than in the ordinary course of business;

                  (j) make any material tax election, settle or compromise any material federal, state, local or foreign income tax liability, file any amended Tax Returns containing any material amendment or change any material method of tax accounting, in each case which would be materially adverse to Autoliv and its subsidiaries, taken as a whole; or

                  (k) engage in or allow transfers of assets or liabilities or engage or enter into other transactions between Autoliv and its subsidiaries other than in the ordinary course of business.

            Section 7.3 Cooperation; Liaison Committee.

                  (a) To the extent permitted by applicable Laws, Autoliv and Morton shall coordinate and cooperate in connection with (i) the preparation of the Newco Registration Statement (as defined in Section 8.1(a)), (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts of Morton (including the Morton Material Contracts) or Autoliv Material Contracts, in connection with the consummation of the Transactions and (iii) seeking any such actions, consents, approvals or waivers.

                  (b) To the extent permitted by applicable Laws, upon the execution and delivery of this Agreement, Autoliv and Morton will establish a committee (the "Liaison Committee") for the purpose of facilitating the consummation of the transactions contemplated hereby. The Liaison Committee will consist of four members, two of whom will be designated by Autoliv, and two of whom will be designated by Morton. The Liaison Committee will be dissolved as of the Effective Time.

            Section 7.4 Notices of Certain Events. Prior to the Effective Time, each of Autoliv and Morton shall give prompt notice to the other of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions, where the failure to obtain such consent (if required) would have a Morton Material Adverse Effect or Autoliv Material Adverse Effect, respectively, (b) any notice or other communication from any Governmental Entity in connection with the Transactions, (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against, relating to or involving or otherwise affecting Autoliv, Morton or their subsidiaries that relate to the consummation of the Transactions, (d) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any material contract of Morton or any material contract of Autoliv, which event or default would have a Morton Material Adverse Effect or Autoliv Material Adverse Effect, respectively, and (e) any change that is reasonably likely to result in a Morton Material Adverse Effect or an Autoliv Material Adverse Effect or is likely to materially delay or impede the ability of either Morton or Autoliv to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

                                  ARTICLE XIII

                              ADDITIONAL AGREEMENTS

            Section 8.1 Registration Statements.

                  (a) As promptly as practicable after the execution of this Agreement, Autoliv and Morton shall jointly prepare and file (or cause Newco to file) with the SEC a single document that will constitute (i) the proxy statement of Morton relating to the special meeting of Morton's stockholders (the "Morton Stockholders' Meeting") to be held to consider approval of this Agreement, the Merger, and the transactions contemplated by the Distribution Agreement, (ii) the prospectus forming part of the registration statement on Form S-4 of Spinco (together with all amendments thereto, the "Spinco Registration Statement"), in connection with the registration under the Securities Act of the Spinco Common Stock to be issued to Morton stockholders pursuant to the Spinoff, (iii) the prospectus forming part of the registration statement on Form S-4 of Newco (together with all amendments thereto, the "Newco Registration Statement" and, collectively with the Spinco Registration Statement, the "Registration Statements"), in connection with the registration under the Securities Act of the Newco Common Stock to be issued to the stockholders of Autoliv and Morton pursuant to the Exchange Offer in the United States and the Merger, respectively, and (iv) the offer to purchase (the "U.S. Offer to Purchase") to be used by Newco in connection with the Exchange Offer in the United States (such document, together with any amendments thereof or supplements thereto, the "Proxy/Prospectus"). Autoliv, Morton and Newco each shall use reasonable efforts to cause the Registration Statements to become effective as promptly as practicable, and, prior to the effective date of the Registration Statements (the "Registration Statement Effective Date"), Newco shall take all or any action required under any applicable Laws in connection with the issuance of Newco Common Stock and, if applicable, SDRs pursuant to the Merger and the Exchange Offer. Autoliv or Morton, as the case may be, shall furnish all information concerning Autoliv or Morton as the other party may reasonably request in connection with such actions and the preparation of the Registration Statements, the Swedish Prospectus and the International Prospectus. As promptly as practicable after the Registration Statement Effective Date, the Proxy/Prospectus will be mailed to the stockholders of Morton and the U.S. and Canadian stockholders of Autoliv and provided to the NYSE and SSE. In addition, as promptly as practicable after the Registration Statement Effective Date, Newco will mail the Swedish Prospectus to Autoliv stockholders located in Sweden and the International Prospectus to Autoliv stockholders located outside of the United States, Canada and Sweden. Autoliv, Morton and Newco shall cause the Newco Registration Statement, the Swedish Prospectus and the International Prospectus to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including, without limitation, Section 14(e) thereof and the respective regulations promulgated thereunder, (ii) the NYSE and the SSE or the FSA, (iii) the Securities Act, (iv) the NBK ("N_ringslivets Borskommittes") Recommendations Concerning Public Offers for the Acquisition of Shares (1988) and (v) the Indiana Law.

                  (b) (i) The Proxy/Prospectus shall include the unanimous recommendation of the Board of Directors of Morton to the stockholders of Morton that they vote in favor of approval of this Agreement and the Distribution Agreement; provided, however, that if a Competing Transaction (as defined in Section 8.4 (d)) shall have been made for Morton, the Board of Directors of Morton may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of Morton determines in good faith that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Morton to breach its fiduciary duties to Morton's stockholders under applicable Laws after consultation with independent legal counsel (who may be Morton's regularly engaged independent legal counsel). In addition, the Proxy/Prospectus will include the opinion of Goldman Sachs referred to in Section 4.17.

                        (ii) The Proxy/Prospectus, the Swedish Prospectus and the International Prospectus shall include the unanimous recommendation of the Board of Directors of Autoliv to the stockholders of Autoliv that they accept the Exchange Offer; provided, however, that if a Competing Transaction shall have been made for Autoliv, the Board of Directors of Autoliv may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of Autoliv determines in good faith that failure to so withdraw, modify or change its recommendation would cause the Board of Directors of Autoliv to breach its fiduciary duties to Autoliv or Autoliv's stockholders under applicable Laws after consultation with independent legal counsel (who may be Autoliv's regularly engaged independent legal counsel). In addition, the Proxy/Prospectus, the Swedish Prospectus and the International Prospectus will include the opinions of Enskilda and Blackstone referred to in Section 5.15.

                  (c) No amendment or supplement to the Registration Statements will be made without the approval of Autoliv and Morton, which approval shall not be unreasonably withheld or delayed. Each of Newco, Autoliv and Morton will advise the others, promptly after it receives notice thereof, of the time when the Newco Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Newco Common Stock or, if applicable, the SDRs issuable in connection with the Merger and the Exchange Offer for offering or sale in any jurisdiction, or of any request by the SEC, the NYSE, the SSE or the FSA for amendment of the Newco Registration Statement or comments thereon and responses thereto or requests by the SEC, the SSE or the FSA for additional information.

                  (d) The information supplied by Autoliv for inclusion in the Registration Statements, the Swedish Prospectus and/or the International Prospectus shall not, at (i) the time the Registration Statements are declared effective, (ii) the time the Proxy/Prospectus, the Swedish Prospectus and the International Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Autoliv or Morton, as the case may be, (iii) the time of the Morton Stockholders' Meeting, (iv) the Effective Time and (v) the Expiration Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Autoliv or any subsidiary of Autoliv, or their respective officers or directors, should be discovered by Autoliv that should be set forth in an amendment or a supplement to either of the Registration Statements, Autoliv shall promptly inform Morton. Autoliv agrees that all documents that Autoliv or Newco is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the SSE or the FSA, the Delaware Law, the Securities Act and the Exchange Act.

                  (e) The information supplied by Morton for inclusion in the Registration Statements, the Swedish Prospectus and/or the International Prospectus shall not, at (i) the time the Registration Statements are declared effective, (ii) the time the Proxy/Prospectus, the Swedish Prospectus and the International Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Morton or Autoliv, as the case may be, (iii) the time of the Morton Stockholders' Meeting, (iv) the Effective Time, and (v) the Expiration Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Morton or any subsidiary of Morton, or their respective officers or directors, should be discovered by Morton that should be set forth in an amendment or a supplement to either of the Registration Statements, the Swedish Prospectus or the International Prospectus, Morton shall promptly inform Autoliv. Morton agrees that all documents that Morton is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Indiana Law, the Securities Act and the Exchange Act.

            Section 8.2 Stockholders' Meetings. (a) Morton shall call and hold the Morton Stockholders' Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon approval of this Agreement and the Distribution Agreement and Autoliv, Morton and Newco will cooperate with one another to cause the Morton Stockholders' Meeting to be held prior to and proximate to the Expiration Date of the Exchange Offer. Morton shall use its reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of approval of this Agreement and the Distribution Agreement, and shall take all other action necessary or advisable to secure the affirmative vote of its stockholders required by the Indiana Law to secure such approval, except to the extent that the Board of Directors of Morton determines in good faith that doing so would cause the Board of Directors of Morton to breach its fiduciary duties to Morton's stockholders under applicable Laws after consultation with independent legal counsel (who may be Morton's regularly engaged independent legal counsel).

                  (b) In the event that Autoliv shall call and hold an annual general meeting or an extraordinary meeting to be held prior to the Effective Time, Autoliv shall use its reasonable efforts to cause such meeting to be held and concluded in a manner that will not delay materially the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. To the extent any matters to be proposed relate to this Agreement or the transactions contemplated hereby, Autoliv shall consult in advance with Morton as to such matters.

            Section 8.3 Access to Information; Confidentiality.

                  (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Autoliv or Morton or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time:

                  (i) Autoliv shall (and shall cause its subsidiaries to): (A)
            provide to Morton (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as Morton or Morton's Representatives may reasonably request.

                  (ii) Morton shall (and shall cause its subsidiaries to):
            provide to Autoliv and Autoliv's Representatives reasonable access at reasonable times, upon reasonable prior notice, (A) to the officers, employees, agents, properties, offices and other facilities and the books and records relating to the Retained Business, (B) to personnel at Morton's corporate headquarters to the extent necessary to confirm the proper division of assets and liabilities between Spinco and Morton pursuant to the Distribution Agreement and the other Ancillary Agreements and (C) to personnel at Morton's corporate headquarters (and counsel, consultants and divisional Morton managers if appropriate), with respect to Morton's contingent liabilities in a manner consistent generally with the approach taken by Morton and Autoliv prior to the date of this Agreement. Morton shall (and shall cause its subsidiaries to) furnish promptly such information as Autoliv or Autoliv's Representatives may reasonably request concerning the business, properties, contracts, assets, liabilities, personnel and other aspects relating to (1) the Retained Business and (2) Morton, to the extent necessary to confirm the proper division of assets and liabilities between Spinco and Morton pursuant to the Distribution Agreement and the other Ancillary Agreements.

                  No investigation conducted pursuant to this Section 8.3 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                  (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the reciprocal Confidentiality Agreements dated July 18, 1996 (the "Confidentiality Agreements") between Autoliv and Morton with respect to the information disclosed pursuant to this Section 8.3 or any information disclosed by the other party prior to the date hereof.

                  (c) Effective upon the Spinoff, Morton will (i) assign all of its rights under the Confidentiality Agreements, other than with respect to the Retained Business and (ii) cause Spinco to assume all of the obligations of Morton under the Confidentiality Agreements from and after the Spinoff, other than with respect to the Retained Business.

            Section 8.4 No Solicitation of Transactions.

                  (a) Prior to the Effective Time, each party to this Agreement
(i) will not, directly or indirectly, and will not authorize or permit its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Third-Party Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third-Party Transaction, or agree to or endorse any Third-Party Transaction; (ii) shall notify the other parties promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Third-Party Transaction is made; (iii) shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Third-Party Transaction and promptly request that all confidential information furnished on behalf of such party be returned; and
(iv) agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                  (b) Notwithstanding anything to the contrary in Section 8.4(a), each party to this Agreement may furnish information to, and may participate in discussions or negotiations with, any person that, unsolicited by such party, has delivered a bona fide written proposal with respect to a Competing Transaction, in each case to the extent that the Board of Directors of such party determines in good faith that the failure to do so would cause the Board of Directors of such party to breach its fiduciary duties to such party or its stockholders under applicable Laws after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel) and, notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreements, any such furnishing of information and participation in discussions or negotiations shall not constitute a breach of this Agreement or the Ancillary Agreements by such party; provided, however, that any party furnishing such information, or participating in such discussions or negotiations shall notify the other promptly of such action and shall, in any such notice, indicate the identity of the person making the written proposal referred to in this Section 8.4(b) and, in reasonable detail, the terms and conditions of such written proposal.

                  (c) A "Third-Party Transaction" means any of the following involving Autoliv or Morton, as the case may be (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 10% or more of the assets of such party and its subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or any other acquisition of 10% or more of the outstanding voting securities of such party; provided, however, that the term "Third-Party Transaction" shall not include any transactions which relate solely to the businesses to be owned by Spinco and its subsidiaries following the Spinoff and which would not prevent or materially delay consummation of the Transactions.

                  (d) A "Competing Transaction" means a bona fide Third-Party Transaction relating to a merger, consolidation, share exchange, tender or exchange offer, business combination or other similar transaction involving all or substantially all of the assets (and in any event, for the avoidance of doubt, more than 50% of the assets) or more than 50% of the voting securities of Morton or Autoliv.

                  (e) Nothing contained in this Section 8.4 will prohibit Morton or Autoliv from making any disclosure to their stockholders if, in the good faith judgment of its Board of Directors, after consultation with independent legal counsel (who may be such party's regularly engaged independent legal counsel), failure so to disclose would be inconsistent with applicable Law; provided, however, neither Morton nor Autoliv, nor their respective Boards of Directors or any committee thereof shall, except as permitted by Section 8.1(b), withdraw, modify or change its recommendation with respect to the transactions contemplated by this Agreement.

            Section 8.5 Employee Benefits Matters. Annex A hereto sets forth certain agreements among the parties hereto with respect to employee benefits matters and is incorporated herein by this reference.

            Section 8.6 Directors' and Officers' Indemnification and Insurance.

                  (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions that are set forth, as of the date of this Agreement, in the Restated Articles of Incorporation and the By-Laws, respectively, of Morton, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of Morton.

                  (b) Subject to commercial availability, for a period of six years after the Effective Time, Newco shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by Morton and Autoliv (provided that Newco may, and in the event of the cancellation or termination of such policies, Newco shall, substitute therefor policies reasonably satisfactory to the indemnified parties of at least the same coverage containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time.

                  (c) This Section 8.6 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on Newco and the Surviving Corporation and their respective successors and assigns.

                  (d) From and after the Effective Time, Newco agrees that it shall indemnify and hold harmless each present and former director and officer of Morton or Autoliv, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Morton or Autoliv would have been permitted under applicable Indiana or Swedish law, as the case may be, and their charter documents (each as in effect on the date hereof) to indemnify such Indemnified Parties (and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable Indiana or Swedish law and Morton or Autoliv's charter documents shall be made by independent counsel selected by Newco.

                  (e) To the extent paragraph (d) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Time, Newco shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that Newco shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of Morton or Autoliv, as the case may be.

                  (f) Any Indemnified Party wishing to claim indemnification under paragraphs (d) or (e) of this Section 8.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Newco thereof, but the failure to so notify shall not relieve Newco of any liability it may have to such Indemnified Party if such failure does not materially prejudice Newco. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Newco shall have the right to assume the defense thereof and Newco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Newco elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which may raise conflicts of interest between Newco and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Newco shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Newco shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter and (iii) Newco shall not be liable for any settlement effected without its prior written consent; and provided, further, that Newco shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. If such indemnity is not available with respect to any Indemnified Party, then Newco and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                  (g) If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section 8.6.

            Section 8.7 Affiliate Letters.

                  (a) Not fewer than 30 days prior to the Effective Time, Morton shall deliver to Autoliv a list of names and addresses of those persons who were, in Morton's reasonable judgment, at the record date for the Morton Stockholders' Meeting, affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate") of Morton. Morton shall provide Autoliv with such information and documents as Autoliv shall reasonably request for purposes of reviewing such list. Morton shall use reasonable efforts to deliver or cause to be delivered to Autoliv, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Affiliates of Morton identified in the foregoing list.

                  (b) Not fewer than 30 days prior to the Effective Time, Autoliv shall deliver to Morton a list of names and addresses of those persons who were, in Autoliv's reasonable judgment, at the record date for the Morton Stockholders' Meeting, Affiliates of Autoliv. Autoliv shall provide Morton such information and documents as Morton shall reasonably request for purposes of reviewing such list. Autoliv shall use reasonable efforts to deliver or cause to be delivered to Morton, prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Affiliates of Autoliv identified in the foregoing list.

            Section 8.8 Letters of Accountants.

                  (a) Morton shall use reasonable efforts to cause to be delivered to Autoliv "comfort" letters of Ernst & Young LLP, Morton's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the Effective Time, and addressed to Autoliv, in form and substance reasonably satisfactory to Autoliv and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. At the request of Ernst & Young LLP, Autoliv shall deliver a customary letter to Ernst & Young LLP in connection with Autoliv's receipt of such "comfort" letters.

                  (b) Autoliv shall use reasonable efforts to cause to be delivered to Morton "comfort" letters of Ernst & Young AB (or of an affiliated entity within the Ernst & Young group), Autoliv's independent public accountants, dated and delivered on the Registration Statement Effective Date and as of the

Effective Time, and addressed to Morton, in form and substance reasonably satisfactory to Morton and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. At the request of Ernst & Young LLP, Morton shall deliver a customary letter to Ernst & Young AB in connection with Morton's receipt of such letters.

            Section 8.9 Further Action; Consents; Filings.

                  (a) Upon the terms and subject to the conditions hereof, including, without limitation, the respective rights of the parties under Sections 8.4(b) and 10.1, each of the parties hereto shall use reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Autoliv or Morton or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement, the Ancillary Agreements and the Transactions required under (A) the rules and regulations of the SSE or the FSA, (B) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (C) the HSR Act, (D) the filing of notifications in accordance with the antitrust laws of Sweden, Germany and Belgium and (E) any other applicable Law and (iv) procure any third-party consents, required to consummate the Transactions and the Spinoff, relating to any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party. The parties hereto shall cooperate and consult with one another in connection with the making of all such filings with Governmental Entities, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

                  (b) Without limiting the generality of Section 8.9(a), each of Autoliv and Morton shall use reasonable efforts to:

                        (A) take promptly any or all of the following actions to
            the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the legality of the Transactions and the Spinoff: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses, of Autoliv, Morton or any of their affiliates; provided, however, neither Autoliv nor Morton shall be obligated to take any action that would have an Autoliv Material Adverse Effect or a Morton Material Adverse Effect, as the case may be, assuming for purposes of this proviso that the Transactions and the Spinoff have been consummated;

                        (B) prevent the entry in a judicial or administrative
            proceeding brought under any Law by any Governmental Entity or any other party of any permanent or preliminary injunction or other order (an "Order") that would make consummation of any of the Transactions or the Spinoff in accordance with the terms of this Agreement or the Ancillary

            Agreements unlawful or that would prevent or delay such consummation, including, without limitation, taking the steps contemplated by Section 8.9(b)(i); and

                        (C) take promptly, in the event that such an Order has
            been issued in such a proceeding, any and all steps, including, without limitation, the appeal thereof, the posting of a bond or the steps contemplated by Section 8.9(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

            Section 8.10 Newco Organization.

                  (a) Immediately prior to the Effective Time, Newco shall, and Autoliv and Morton shall cause Newco to, take action to (i) cause the full Board of Directors of Newco at the Effective Time to consist of Gunnar Bark (who will be Chairman of the Board), Paul Charlety, Jay Stewart, Fred Musone, two additional non-executive directors designated by Morton and two additional non-executive directors designated by Autoliv and (ii) cause to be confirmed as
(w) the senior executive officer of Newco in the position as Chief Executive Officer, Fred Musone, (x) President and Chief Operating Officer, Paul Charlety, and such others as Morton and Autoliv shall agree. Autoliv and Morton shall designate the persons who will be the directors of Newco at the Effective Time no later than the Registration Statement Effective Date. Notwithstanding anything to the contrary in this Section 8.10(a), at any time prior to the Effective Time, each of Morton and Autoliv may, at its election, replace its respective designees to the Board of Directors, and upon the request of Morton or Autoliv, as the case may be, the Board shall replace such party's respective designees to the officer positions, of Newco.

                  (b) At the Effective Time, Autoliv and Morton shall cause Newco to have an Executive Management Committee (the "Executive Management Committee") consisting of such members as Morton and Autoliv shall agree. The CEO shall be the chairman of the Executive Management Committee. The purpose and function of the Executive Management Committee shall be set forth in the Restated Certificate of Incorporation and By-laws of Newco, but in any event shall be intended to enhance communication, coordination, and effective shared decision making among the senior executives of Newco.

                  (c) Autoliv, Morton and Newco shall take all action necessary to cause the Restated Certificate of Incorporation and By-laws of Newco, as of the Effective Time, to be in the forms agreed to by the parties hereto between the date hereof and the Effective Time.

            Section 8.11 Depositary Facility for Newco Common Stock. As soon as practicable after the date hereof, Newco will use reasonable efforts to cause a commercial bank to operate a depositary facility in Sweden for the Newco Common Stock. Newco shall pay all fees of such commercial bank relating to the establishment and operation of such depositary facility, including, without limitation, any fees payable in connection with the trading of the SDRs, if SDRs are issued in connection with the Autoliv Transaction, and the distribution of dividends.

            Section 8.12 Plan of Reorganization. This Agreement and the Ancillary Agreements are intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken except pursuant to the terms of this Agreement or the Ancillary Agreements which could prevent the Spinoff from constituting a transaction qualifying under Sections 355 and 368(a)(1)(D) of the Code or the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code or (in conjunction with the acquisition of Autoliv Securities pursuant to the Exchange Offer) as a transfer of property described in Section 351(a) of the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use reasonable efforts to cause the Exchange Offer (in conjunction with the acquisition of Morton Shares pursuant to the Merger) to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken which could prevent the Exchange Offer from qualifying, as a transfer of property described in Section 351(a) of the Code. Following the Effective Time, and in accordance with the Distribution Agreement, none of the Surviving Corporation, Newco, Autoliv or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would prevent the Spinoff from constituting a transaction qualifying under Sections 355 and 368(a)(1)(D) of the Code or the Merger or the Exchange Offer to fail to so qualify as a reorganization under Section 368(a) of the Code or as a transfer of property described in Section 351(a) of the Code, as the case may be.

            Section 8.13 Ancillary Agreements.

                  (a) Prior to the Spinoff, Morton and certain of its subsidiaries will enter into the Distribution Agreement and each of the other Ancillary Agreements.

                  (b) Morton shall not waive or amend any terms of the Distribution Agreement or any of the other Ancillary Agreements without the consent of Autoliv, which consent shall not be unreasonably withheld.

                  (c) The parties hereto acknowledge that the indemnities of Spinco contained in the Distribution Agreement and the other Ancillary Agreements shall inure to the benefit of the Surviving Corporation and Newco. Newco shall not, and shall not permit any of its subsidiaries to, take any action which would or would be reasonably likely to adversely affect the ability of the Surviving Corporation to perform its obligations under the Ancillary Agreements.

                  (d) Autoliv accepts and agrees that the form of certificate of incorporation and by-laws of Spinco adopted in contemplation of the Spinoff shall be as agreed to by Morton and Spinco in their sole discretion, provided that nothing in the charter and by-laws shall adversely affect Spinco's performance of its obligations under the Ancillary Agreements.

            Section 8.14 Year-End Financial Statements.

                  (a) The parties hereto acknowledge that Ernst & Young LLP will audit the consolidated balance sheet of the Retained Business as of December 31, 1996. Morton hereby agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to assist and otherwise cause Ernst & Young LLP to complete the audit of such balance sheet as promptly as practicable and no later than by February 28, 1997. Prior to the Effective Time, Morton also agrees to provide Autoliv as promptly as reasonably practicable such quarterly unaudited financial information relating to the Retained Business and covering periods following the date hereof as may be prepared by Morton in the ordinary course.

                  (b) The parties hereto acknowledge that Ernst & Young AB will audit the consolidated balance sheet of Autoliv as of December 31, 1996. Autoliv hereby agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to assist and otherwise cause Ernst & Young AB to complete the audit of such balance sheet by January 30, 1997, but in no event shall such audit be completed later than February 15, 1997. Prior to the Effective Time,

Autoliv also agrees to provide Morton as promptly as reasonably practicable such quarterly unaudited financial information relating to Autoliv and covering periods following the date hereof as may be prepared by Autoliv in the ordinary course.

            Section 8.15 Public Announcements. The initial press release relating to the execution of this Agreement shall be a joint press release and, thereafter until the Effective Time, Autoliv and Morton shall consult with each other before issuing any press release and shall use reasonable efforts to consult with each other before otherwise making any public statements with respect to this Agreement, the Ancillary Agreements, the Spinoff or any Transaction and shall not issue any such press release, and shall use reasonable efforts not to make any such public statement, prior to such consultation, except to the extent required by applicable Law or the requirements of the SSE or the NYSE, in which case the issuing party shall use reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

            Section 8.16 Obligations of Newco Sub. Newco shall take all action necessary to cause Newco Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

            Section 8.17 Stock Exchange Listings and De-listings. Newco shall use its reasonable efforts to cause the shares of Newco Common Stock to be issued in the Merger and the Autoliv Transaction to be approved for listing on the NYSE, the SSE and such other exchange(s) that Newco deems to be appropriate, subject to official notice of issuance, prior to the Effective Time. If SDRs are issued in connection with the Autoliv Transaction, Newco shall use its reasonable efforts to cause such SDRs to be approved for listing on the SSE, subject to official notice of issuance, prior to the Effective Time. Morton shall use its reasonable efforts to cause the Morton Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time if such actions are determined prior to the Effective Time in the reasonable judgment of Morton and Autoliv to be necessary to the consummation of the Transactions. Autoliv shall use its reasonable efforts to cause (i) the Autoliv Shares to be delisted from the SSE and (ii) the quotation of the ADSs on the Private Offerings, Resales and Trading through Automated Linkages system to be terminated, in each case as soon as permitted under applicable Laws.

            Section 8.18 Maintenance of Certain Facilities; Corporate Headquarters. As part of its global capability, Newco intends to retain and develop regional operating centers in each of Ogden, Utah and Stockholm, Sweden. It is intended that the executive headquarters of Newco shall be in either Amsterdam or London.

            Section 8.19 Cancellation of Newco Common Stock Owned by Autoliv and Morton. The shares of Newco Common Stock owned by Autoliv and Morton immediately prior to the consummation of the Transactions will be cancelled immediately upon consummation of the Transactions.

            Section 8.20 Delivery of Tax Certificates. On or prior to the Effective Time, Newco, Morton and Autoliv shall each deliver the tax certificates described in Section 9.1(g)(ii) (A) and (B) as provided in such sections.

            Section 8.21 Safety Credit Agreement. Autoliv and Newco will use their reasonable efforts, to cooperate with Morton in Morton's obtaining and entering into the Safety Credit Agreement (as defined in the Distribution Agreement).

            Section 8.22 Post-Closing Transactions. Newco shall not for a period of one year following the Effective Time engage or agree to engage or cause its subsidiaries to engage in any of the following transactions, unless (a) an opinion in form and substance reasonably satisfactory to Spinco is obtained from nationally recognized tax counsel to Newco and/or (b) a supplemental ruling is obtained from the Internal Revenue Service, in either case to the effect that such transaction(s) would not adversely affect the tax consequences of the contributions, transfers, assumptions, Merger and Spinoff to Spinco, any subsidiary thereof, or any shareholder of Spinco. The transactions subject to this provision are: (i) causing the Surviving Corporation to cease to engage in an active trade or business within the meaning of Section 355(b) of the Code, whether by means of a disposition or distribution of stock or assets, or otherwise; (ii) disposing of any of the historic business assets of Morton that would result in the Surviving Corporation failing the continuity of business enterprise test of Treasury Regulation Section 1.368-1(d); (iii) transferring or causing the Surviving Corporation to issue shares of capital stock of the Surviving Corporation that would cause Newco to fail to be in control of the Surviving Corporation within the meaning of Section 368(c) of the Code; (iv) reacquiring any of the Newco Common Stock issued in the Merger; or (v) liquidating or merging with or into any other entity (including a subsidiary of either Newco or the Surviving Corporation). Newco hereby represents and warrants that Newco has no plan or intention to undertake or cause its subsidiaries to undertake any of the transactions set forth in (i), (ii), (iii), (iv) or (v) above. Notwithstanding the foregoing, any act or transaction that is consistent with the representations contained in (x) the request for rulings and any supplement thereto filed with the Internal Revenue Service in connection with the Spinoff or (y) the tax certificates described in Section 9.2(g)(ii) hereof relating to the opinions of counsel to be rendered in connection with the Merger or the Exchange Offer, shall not be subject to the provisions of this Section 8.22.

                                   ARTICLE IX

                         CONDITIONS TO THE TRANSACTIONS

            Section 9.1 Conditions to the Obligations of Each Party to Consummate the Transactions. The obligations of Autoliv, Morton, Newco and Newco Sub to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver, of the following conditions:

                  (a) the Registration Statements shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statements shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

                  (b) the Spinoff shall have been consummated in accordance with the terms of the Distribution Agreement;

                  (c) the Morton Stockholder Approval Condition;

                  (d) no court of competent jurisdiction shall have issued or entered any Order which is then in effect and has the effect of making any of the Transactions illegal or otherwise prohibiting their consummation;

                  (e) any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and any other competition, merger control or similar Law, including any waiting periods arising from the filing of notification in accordance with the antitrust laws of Sweden, Germany and Belgium, shall have expired or been terminated;

                  (f) all consents, approvals and authorizations required to be obtained to consummate the Transactions shall have been obtained from all Governmental Entities, except where the failure to obtain any such consents, approvals and authorizations would not result in a change in or effect on the Retained Business or the business of Autoliv, in each case after giving effect to the Transactions and provisions of the Distribution Agreement and the other Ancillary Agreements, that is, or is reasonably likely to be, materially adverse to the business, properties, financial condition or results of operations of Autoliv and its subsidiaries and the Retained Business, taken as a whole;

                  (g) (i) Morton shall have received, and provided a copy thereof to Newco and Autoliv, in form and substance reasonably satisfactory to Morton and Autoliv, a ruling from the Internal Revenue Service substantially to the effect that no gain or loss will be recognized by Morton or Morton's stockholders as a result of the Spinoff;

                  (ii) Autoliv, Morton and Newco shall have received the following opinions:

                  (A) Wachtell, Lipton, Rosen & Katz ("Wachtell") shall have issued its opinion, addressed to Morton, based upon (1) customary representations of Morton and Newco contained in customary tax certificates (the "Morton Tax Certificate" and the "Newco Tax Certificate") to be delivered by Morton and Newco, respectively, to Wachtell prior to the Effective Time, and (2) customary assumptions, substantially to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code and that each of Morton, Newco and Newco Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, such opinion to be dated as of the Effective Time; and

                  (B) Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden LLP")
            shall have issued its opinion, addressed to Autoliv, based upon (1) customary representations of Autoliv, Newco and Morton contained in the Morton Tax Certificate, the Newco Tax Certificate and a customary tax certificate to be delivered by Autoliv to Skadden LLP prior to the Effective Time (the "Autoliv Tax Certificate"), and (2) customary assumptions, substantially to the effect that the Exchange Offer (in conjunction with the acquisition of Morton Shares pursuant to the Merger) will be treated for U.S. federal income tax purposes as a transfer of property described in Section 351(a) of the Code, such opinion to be dated as of the Effective Time;

                  (h) (i) There shall be no proposed legislation introduced and pending in bill form and pending action in the United States Congress which, if enacted into law, would have the effect of amending the Code so as to alter in any materially adverse respect any of the United States federal income tax consequences described in the private letter ruling or the tax opinions of counsel described in paragraph (g) above.

                  (ii) There shall be no proposed legislation introduced and pending in the Swedish Parliament which, if enacted into law, would have the effect of materially adversely affecting the Swedish income tax consequences of the Exchange Offer to be described in the tax opinion of Ernst & Young AB pursuant to Paragraph (i) below.

                  (i) Ernst & Young AB shall have issued their opinion, addressed to Newco, Autoliv and Morton, based upon representations of Autoliv and assumptions concerning, among other things, the actions of holders of Autoliv Securities, to the effect that, under the income tax laws of Sweden, none of Newco, Autoliv or the Autoliv stockholders (with certain exceptions) will recognize taxable income or gain as a result of the Exchange Offer.

                  (j) the shares of Newco Common Stock to be issued pursuant to the Merger and the Exchange Offer shall have been authorized for listing on the NYSE, subject to official notice of issuance, and the shares of Newco Common Stock or SDRs to be issued in connection with the Autoliv Transaction shall have been authorized for listing on the SSE;

                  (k) the Minimum Condition; and

                  (l) Morton shall have established a credit facility or entered into other financial arrangements providing for the Retained Debt on terms acceptable in the reasonable judgment of Autoliv and Morton the liability for which will be retained by the Surviving Corporation, and shall have made the New Morton Capital Contribution (as defined in the Distribution Agreement) immediately prior to the Distribution Date (as defined in the Distribution Agreement) to Spinco, pursuant to the Distribution Agreement.

            Section 9.2 Conditions to the Obligations of Morton. The obligations of Morton to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) each of the representations and warranties of Autoliv contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, except where any such failure or failures to be so true and correct, in the aggregate, would not have an Autoliv Material Adverse Effect, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, in the aggregate, would not have an Autoliv Material Adverse Effect, and Morton shall have received a certificate of Autoliv, executed on its behalf by the Chairman, President or Chief Financial Officer of Autoliv to such effect;

                  (b) Autoliv shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the conditions set forth in Section 9.2(c) shall have been satisfied, and Morton shall have received a certificate of Autoliv, executed on its behalf by the Chairman, President or Chief Financial Officer of Autoliv to that effect; and

                  (c) Autoliv and its subsidiaries shall own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works and know-how used in connection with the business of Autoliv and its subsidiaries as currently conducted, except where the failure to own or possess any of the foregoing, individually or in the aggregate, would not have an Autoliv Material Adverse Effect.

            Section 9.3 Conditions to the Obligations of Autoliv. The obligations of Autoliv to consummate the Transactions, or to permit the consummation of the Transactions, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

                  (a) each of the representations and warranties of Morton contained in this Agreement shall be true and correct as of the date hereof and as of the Expiration Date, as though made on and as of the Expiration Date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a Morton Material Adverse Effect, and except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except where any such failure or failures to be so true and correct, in the aggregate, would not have a Morton Material Adverse

Effect, and Autoliv shall have received a certificate of Morton, executed on its behalf by the Chairman, President or Chief Financial Officer of Morton to such effect;

                  (b) Morton shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the conditions set forth in Section 9.3(e) shall have been satisfied, and Autoliv shall have received a certificate of Morton, executed on its behalf by the Chairman, President or Chief Financial Officer of Morton to that effect;

                  (c) the Ancillary Agreements shall have been executed and delivered substantially in the form of Exhibit A attached hereto and Exhibits A and D to the Distribution Agreement (except for changes that have been mutually agreed upon by the parties hereto);

                  (d) the indebtedness for borrowed money of the Retained Business shall not exceed $750 million in addition to indebtedness (not to exceed $1.1 million) incurred prior to the date hereof related to the Ogden, Utah facility of the Retained Business; and

                  (e) except with regard to the "Morton" name and related trademarks and trade names, Morton and the Retained Morton Subsidiaries shall own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works and know-how used in connection with the Retained Business as currently conducted, except where the failure to own or possess any of the foregoing, individually or in the aggregate, would not have a Morton Material Adverse Effect.

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

            Section 10.1 Termination. This Agreement may be terminated and the Merger and the Exchange Offer may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

                  (a) by mutual written consent duly authorized by the Board of Directors of each of Autoliv and Morton;

                  (b) by either Autoliv or Morton, if the Effective Time shall not have occurred on or before August 31, 1997; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either Autoliv or Morton, if any Order preventing the consummation of the Merger or the Autoliv Transaction shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

                  (d) by Autoliv, if (i) the Board of Directors of Morton withdraws, modifies or changes its recommendation of this Agreement, (ii) the Board of Directors of Morton shall have recommended to the stockholders of Morton a Third-Party Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Morton is commenced, and the

Board of Directors of Morton fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (e) by Morton, if (i) the Board of Directors of Autoliv withdraws, modifies or changes its recommendation of the Exchange Offer, (ii) the Board of Directors of Autoliv shall have recommended to the stockholders of Autoliv a Third-Party Transaction or shall have resolved to do so, or (iii) a public announcement is made with regard to a bid for 10% or more of the outstanding shares of capital stock of Autoliv (other than the Exchange Offer), and the Board of Directors of Autoliv fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

                  (f) by Autoliv or Morton if (i) this Agreement and the Distribution Agreement shall fail to receive the vote for approval by the holders of a majority of the outstanding Morton Shares at the Morton Stockholders' Meeting, unless such meeting is adjourned or postponed, in which case at any adjournment or postponement thereof or (ii) the Exchange Offer expires pursuant to Section 3.1(a) without any Autoliv Securities having been accepted for payment;

                  (g) by Autoliv upon 10 days' written notice, upon a breach of any material representation, warranty, covenant or agreement on the part of Morton set forth in this Agreement, or if any material representation or warranty of Morton shall have become untrue, in either case such that the conditions set forth in Section 9.3 cannot be satisfied ("Terminating Morton Breach"); provided, however, that, if such Terminating Morton Breach is curable by Morton through the exercise of reasonable efforts and for so long as Morton continues to exercise such reasonable efforts, Autoliv may not terminate this Agreement under this Section 10.1(g);

                  (h) by Morton upon 10 days' written notice, upon breach of any material representation, warranty, covenant or agreement on the part of Autoliv set forth in this Agreement, or if any material representation or warranty of Autoliv shall have become untrue, in either case such that the conditions set forth in Section 9.2 cannot be satisfied ("Terminating Autoliv Breach"); provided, however, that, if such Terminating Autoliv Breach is curable by Autoliv through reasonable efforts and for so long as Autoliv continues to exercise such reasonable efforts, Morton may not terminate this Agreement under this Section 10.1(h);

                  (i) by Autoliv, if the Board of Directors of Autoliv, following consultation with independent legal counsel (who may be Autoliv's regularly engaged independent legal counsel) determines in good faith that failure to so terminate would cause the Board of Directors of Autoliv to breach its fiduciary duties under applicable Laws, shall have withdrawn, modified or changed its recommendation of the approval of the Exchange Offer in a manner adverse to Newco or Morton and, on or prior to such date, any person (other than Newco or Morton) shall have made a public announcement with respect to a Competing Transaction that the Board of Directors of Autoliv determines in its good faith judgment (based upon the advice of Enskilda and Blackstone) may be more favorable to their stockholders than the transactions contemplated by this Agreement; provided, however, that Autoliv may not terminate this Agreement pursuant to this subsection (i) until three business days have elapsed following delivery to Morton of written notice of such determination of Autoliv (which written notice will inform Morton of the material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this Section 10.1(i) shall not be effective until Autoliv has made payment to Morton of the amounts required to be paid pursuant to Section 10.5(c); or

                  (j) by Morton, if the Board of Directors of Morton, following consultation with independent legal counsel (who may be Morton's regularly engaged independent legal counsel) determines in good faith that failure to so terminate would cause the Board of Directors of Morton to breach its fiduciary duties under applicable Laws, shall have withdrawn, modified or changed its recommendation of the adoption of this Agreement in a manner adverse to Newco or Autoliv and, on or prior to such date, any person (other than Newco or Autoliv) shall have made a public announcement with respect to a Competing Transaction that the Board of Directors of Morton determines in its good faith judgment (based upon the advice of Goldman Sachs) may be more favorable to their stockholders than the transactions contemplated by this Agreement; provided, however, that Morton may not terminate this Agreement pursuant to this subsection (j) until three business days have elapsed following delivery to Autoliv of written notice of such determination of Morton (which written notice will inform Autoliv of the material terms and conditions of the Competing Transaction); provided, further, however, that such termination under this
Section 10.1(j) shall not be effective until Morton has made payment to Autoliv of the amounts required to be paid pursuant to Section 10.5(b).

            Section 10.2 Effect of Termination. Except as provided in Section 11.1, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Autoliv, Morton, Newco or Newco Sub or any of their respective officers or directors, and all rights and obligations of each party hereto (other than with respect to any confidentiality obligations on the part of any party contained herein or in the Confidentiality Agreements entered into between the parties) shall cease, subject to the remedies of the parties set forth in Sections 10.5(b), (c) and (d); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

            Section 10.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Morton, no amendment may be made that would reduce the amount or change the type of consideration into which each Morton Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            Section 10.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein; provided, however, that the Minimum Condition may be waived only with the mutual consent of Autoliv and Morton, which consent may not be unreasonably withheld by either party, and provided further, that Newco and Newco Sub (x) will waive any of the conditions to the Transactions contained in
Article IX if so directed by Autoliv and Morton, jointly, and (y) may not waive any of such conditions without the prior written consent of each of Morton and Autoliv. Any waiver of a condition set forth in Section 9.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of Morton and Autoliv and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            Section 10.5 Expenses.

                  (a) Except as set forth in this Section 10.5 and except as otherwise specifically provided in the Ancillary Agreements, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or the

Exchange Offer is consummated, except that Autoliv and Morton each shall pay one-half of all expenses relating to printing, filing and mailing the Proxy Statement/Prospectus, the Newco Registration Statement, the Swedish Prospectus and the International Prospectus and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus, the Newco Registration Statement, the Swedish Prospectus and the International Prospectus and all filing fees in connection with the HSR Act and regulatory filings in other jurisdictions in connection with the Transactions.

                  (b) Morton agrees that, if this Agreement is terminated pursuant to Section 10.1(d) or Section 10.1(j), then promptly after such termination, Morton shall reimburse Autoliv for all of its Expenses (in each case, upon receipt of documentation in respect thereof which, in the case of out-of-pocket expenses, shall consist of copies of invoices, and for all other expenses shall consist of a certificate of the Chief Financial Officer of Autoliv certifying as to the accuracy of such expenses) up to an aggregate amount of $20 million. "Expenses" as used in this Agreement shall consist of all expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, financial institutions, experts and consultants to a party hereto and its affiliates and other direct and indirect costs) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the transactions contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Registration Statements, the Swedish Prospectus and the International Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

                  (c) Autoliv agrees that, if this Agreement is terminated pursuant to Section 10.1(e) or Section 10.1(i), then promptly after such termination, Autoliv shall reimburse Morton for all its Expenses (upon receipt of documentation in respect thereof which, in the case of out-of-pocket expenses, shall consist of copies of invoices, and for all other expenses shall consist of a certificate of the Chief Financial Officer of Morton certifying as to the accuracy of such expenses) up to an aggregate amount of $20 million.

                  (d) Each of Autoliv and Morton agrees that the payments provided for in Sections 10.5(b) and (c) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 10.1(d), (e), (i), or (j), as the case may be, and such remedies shall be limited to the payments stipulated in Sections 10.5(b) and (c); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

                  (e) Any payment required to be made pursuant to Section 10.5(b) or (c) shall be made to the party entitled to receive such payment not later than two business days after delivery to the other party of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 10.5(e).

                  (f) In the event that Autoliv or Morton, as the case may be, shall fail to pay any expenses described in this Section 10.5 when due, the amount of any such expenses shall be increased to include the costs and expenses actually incurred or accrued by the other (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.5, together with interest on such unpaid expenses, commencing on the date that such expenses became due, at a rate equal to the rate of interest publicly announced by Bank of America, Illinois, from time to time, in the City of Chicago, as such bank's Reference Rate plus 1.00%.

                                   ARTICLE XI

                               GENERAL PROVISIONS

            Section 11.1 Non-Survival of Representations, Warranties and Agreements. Except as otherwise expressly set forth in the Distribution Agreement, the representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in Articles I, II and III and Sections 8.3(b), 8.3(c), 8.5, 8.6, 8.12, 8.13(c), the last two sentences of 8.17, 8.18, 8.22, 10.5(a) and this Article XI and the representations and warranties and agreements contained in the Morton Tax Certificate, Autoliv Tax Certificate and the Newco Tax Certificate shall survive the Effective Time, and those set forth in Sections 8.3(b) and 10.5 and this Article XI shall survive termination. The obligation of the parties to maintain the confidentiality of information related to Spinco and its subsidiaries shall survive the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement and the Ancillary Agreements, no party hereto has made any other representations and warranties, express or implied, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the accuracy or completeness of any information regarding Morton or Autoliv, the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

            Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

                  If to Autoliv:

                        Autoliv AB
                        Box 703 81
                        S-107 24 Stockholm
                        Sweden
                        Attention: Jorgen Svensson, Vice President, General Counsel
                        Telecopier: 46-8-24-44-93

                  with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        25 Bucklersbury
                        London EC4N 8DA, England
                        Attention: Scott V. Simpson, Sr., Esq.
                        Telecopier: 44-171-489-8533

                  If to Morton:

                        Morton International, Inc.
                        100 North Riverside Plaza
                        Chicago, IL 60606
                        Attention: Corporate Secretary
                        Telecopier: 1-312-807-2101

                  with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY 10019
                        Attention: Eric S. Robinson, Esq.
                        Telecopier: 1-212-403-2000

Notices to Newco or Newco Sub shall be delivered to each of Autoliv and Morton as provided herein.

            Section 11.3 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any shares of capital stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, USA or in Stockholm, Sweden;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "knowledge" means, with respect to any matter in question, that the senior executive officers of Autoliv or Morton, as the case may be, after due inquiry of the senior officers of the Retained Business and the executive officers of Morton (in the case of Morton) or the senior officers of

Autoliv and the managing directors or other senior officers of the material subsidiaries of Autoliv and its affiliates (in the case of Autoliv), have actual knowledge of such matter;

                  (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            Section 11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            Section 11.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 8.3(c), 8.5, 8.6, the last sentence of 8.12, 8.13(c) and 8.22 (the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof. The provisions of Sections 8.3(c), 8.12, 8.13(c), and 8.22 shall inure to the benefit of Spinco.

            Section 11.6 Schedules, Annexes and Exhibits. The Autoliv Disclosure Schedule, the Morton Disclosure Schedule, Annex A and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein. Matters reflected on the Autoliv Disclosure Schedule or the Morton Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected on such Schedules and shall not be deemed to be a representation that a matter set forth therein, or omitted therefrom, is or is not material in any respect. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

            Section 11.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            Section 11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware to the greatest extent permissible by law; provided, however, that the parties specifically agree that (i) all questions of Swedish corporate or securities law and the interpretation thereof (including, without limitation, questions relating to the fiduciary duties of the directors of Autoliv) shall be governed by the Laws of the Kingdom of Sweden and (ii) all questions of Delaware and Indiana corporate or securities law and the interpretation thereof (including, without limitation, questions relating to the fiduciary duties of the directors of Morton, which shall be governed by the laws of Indiana) shall be governed by the laws of Delaware and Indiana, respectively.

            Section 11.9 Submission to Jurisdiction; Venue. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process, and venue in, any state or federal court located in the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court. Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Autoliv hereby appoints CT Corporation as its authorized agent (the "Autoliv Authorized Agent") upon whom process may be served in any such action arising out of or relating to this Agreement or the transactions contemplated hereby which may be instituted in any federal or state court located in the State of Delaware by any other party hereto. Such appointment shall be irrevocable. Autoliv agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Autoliv Authorized Agent and written notice of such service to Autoliv shall be deemed, in every respect, effective service of process upon Autoliv.

            Section 11.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 11.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            Section 11.12 Entire Agreement. This Agreement (including Annex A, the Exhibits, the Autoliv Disclosure Schedule, the Morton Disclosure Schedule) and the agreements and other documents referred to herein, including, without limitation, the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

            IN WITNESS WHEREOF, Autoliv, Morton, Newco and Newco Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                    AUTOLIV AB


                                    By: /s/ Per Hakan Osvald
                                        ---------------------------------
                                        Name:     Per Hakan Osvald
                                        Title:    Chairman


                                    AUTOLIV, INC.


                                    By: /s/ Paul Charlety
                                        ---------------------------------
                                        Name:     Paul Charlety
                                        Title:    Treasurer


                                    ASP MERGER SUB INC.


                                    By: /s/ Paul Charlety
                                        ---------------------------------
                                        Name:     Paul Charlety
                                        Title:    Treasurer


                                    MORTON INTERNATIONAL, INC.


                                    By: /s/ S. Jay Stewart
                                        ---------------------------------
                                        Name:     S. Jay Stewart
                                        Title:    Chairman and
                                                    Chief Executive Officer

                                     ANNEX A

                                EMPLOYEE BENEFITS

      Autoliv, Morton and Newco agree to the following with respect to the compensation and benefits programs of Autoliv and the Surviving Corporation and their respective subsidiaries:

            1. Continuation of Benefits. Except as contemplated by the Agreement or this Annex A, for a period of one year following the Effective Time, Autoliv and the Surviving Corporation shall each maintain employee benefit plans and arrangements (directly or in conjunction with Newco) which in the aggregate will provide a level of benefits to active and retired employees of Autoliv and its subsidiaries at least comparable, when taken as a whole, to those provided under Autoliv Plans and arrangements as in effect immediately prior to the Effective Time and a level of benefits to Company Individuals (as defined in the Employee Benefits Allocation Agreement) at least comparable, when taken as a whole, to those provided under Morton Plans and arrangements as in effect immediately prior to the Effective Time; provided, however, that changes may be made to such employee benefit plans and arrangements to the extent necessary to comply with applicable Law. From and after the Effective Time, Newco shall honor, and shall cause the Surviving Corporation or Autoliv, as the case may be, to honor in accordance with their terms, the Morton Plans and the Autoliv Plans, including without limitation, all existing employment and severance agreements and plans providing severance benefits which apply to current or former employees or directors of Autoliv or its subsidiaries or Morton or its subsidiaries.

            2. Service Recognition. To the extent that service is relevant for purposes of eligibility, participation, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by Newco, Autoliv, Morton or any subsidiary of Autoliv or Morton, employees of Autoliv and its subsidiaries and Company Individuals shall be credited for service accrued or deemed accrued prior to the Effective Time with Autoliv, a subsidiary of Autoliv, Morton or a subsidiary of Morton, as the case may be; provided, however, that such crediting of service does not result in the duplication of benefits or an unintended windfall with respect to the accrual of benefits.